     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 1998


                                                      REGISTRATION NO. 333-58485

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                   EAGLE BANCSHARES, INC./EBI CAPITAL TRUST I
  (Exact name of registrant and co-registrant as specified in their charters)

                        GEORGIA                                                58-1640222
                       DELAWARE                                                APPLIED FOR
   (State or other jurisdiction of incorporation or               (I.R.S. Employer Identification No.)
                     organization)

                               4305 LYNBURN DRIVE
                           TUCKER, GEORGIA 30084-4441
                                 (770) 908-6690
  (Address, including zip code, and telephone number, including area code, of registrant's and co-registrant's principal executive offices)

                              C. JERE SECHLER, JR.
                             EAGLE BANCSHARES, INC.
                 4305 LYNBURN DRIVE/TUCKER, GEORGIA 30084-4441
                                 (770) 908-6690
(Name, address, including ZIP Code and telephone number including area code, of agent for service)
                             ---------------------

                                   COPIES TO:

                   WILLIAM L. FLOYD                                          CHARLES D. GANZ
              LONG ALDRIDGE & NORMAN LLP                            SUTHERLAND, ASBILL & BRENNAN LLP
           ONE PEACHTREE CENTER, SUITE 5300                         999 PEACHTREE STREET, SUITE 2300
                 303 PEACHTREE STREET                             ATLANTA, GEORGIA 30309/(404) 853-8000
         ATLANTA, GEORGIA 30308/(404) 527-4000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                         PROPOSED             PROPOSED
                                                      AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
            TITLE OF EACH CLASS OF                     TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
          SECURITIES TO BE REGISTERED               REGISTERED          PER UNIT(1)       OFFERING PRICE(1)        FEE(1)(6)
---------------------------------------------------------------------------------------------------------------------------------
    % Trust Preferred Securities of EBI Capital
  Trust I......................................      1,150,000              $25              $28,750,000           $8,481.25
                                                     Preferred
                                                    Securities
---------------------------------------------------------------------------------------------------------------------------------
    % Subordinated Debentures of Eagle
  Bancshares, Inc.(2)
---------------------------------------------------------------------------------------------------------------------------------
Eagle Bancshares, Inc. Guarantee with respect
  to the     % Cumulative Trust Preferred
  Securities of EBI Capital Trust I(3)
---------------------------------------------------------------------------------------------------------------------------------
        Total(4)(5)............................                             $25              $28,750,000           $8,481.25
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o).
(2) No separate consideration will be received for the     % Subordinated
    Debentures (the "Debentures") of Eagle Bancshares, Inc.
(3) No separate consideration will be received for the Eagle Bancshares, Inc. Guarantee, and pursuant to Rule 457(n) under the Securities Act no separate fee is payable.
(4) This Registration Statement is deemed to cover rights of holders of     %
    Subordinated Debentures under the Indenture, the rights of holders of     %
    Cumulative Trust Preferred Securities of EBI Capital Trust I (the "Preferred Securities") under an Amended and Restated Declaration of Trust, the rights of holders of such Preferred Securities under the Guarantee and certain backup undertakings as described herein.
(5) Such amount represents the liquidation amount of the Preferred Securities to be issued hereunder and the principal amount of Debentures that may be distributed to holders of such Preferred Securities upon any liquidation of EBI Capital Trust I.

(6) Previously paid.

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 14, 1998


PROSPECTUS               1,000,000 PREFERRED SECURITIES
                              EBI CAPITAL TRUST I
                       % CUMULATIVE TRUST PREFERRED SECURITIES

         FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY


                         (EAGLE BANCSHARES, INC. LOGO)

     The   % Cumulative Trust Preferred Securities (the "Preferred Securities")
offered hereby represent preferred undivided beneficial interests in the assets of EBI Capital Trust I, a statutory business trust created under the laws of the State of Delaware ("the Trust"). Eagle Bancshares, Inc., a Georgia corporation (the "Company"), will own all of the

                                                        (Continued on next page)


     Application has been made to have the Preferred Securities approved for listing on the American Stock Exchange, under the symbol EBS.Pr, subject to approval and notice of issuance.


     SEE "RISK FACTORS" COMMENCING ON PAGE 12 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE PREFERRED SECURITIES OFFERED HEREBY.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

 THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS OR DEPOSIT ACCOUNTS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF THE COMPANY (EXCEPT TO THE EXTENT THAT PREFERRED SECURITIES ARE GUARANTEED BY
    THE COMPANY AS DESCRIBED HEREIN), ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY AND INVOLVE INVESTMENT
                  RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL.

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                                                  Underwriting        Proceeds to EBI
                                                          Price to Public(1)      Commission(2)     Capital Trust(3)(4)
-----------------------------------------------------------------------------------------------------------------------
Per Preferred Security..................................        $25.00                 (3)                $25.00
-----------------------------------------------------------------------------------------------------------------------
Total(5)................................................      $25,000,000              (3)              $25,000,000
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) Plus accumulated Distributions (as defined herein), if any, from the Issue Date (as defined herein).
(2) The Trust and the Company have each agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Since the proceeds of the sale of the Preferred Securities will be invested in the Subordinated Debentures, the Company has agreed to pay the
    Underwriters, as compensation, $         per Preferred Security, or
    $         in the aggregate. See "Underwriting."
(4) Before deducting expenses of the offering which are payable by the Company,
    estimated to be $         .
(5) The Trust and the Company have granted the Underwriters an option, exercisable within 30 days from the date of this Prospectus, to purchase up to 150,000 additional Preferred Securities on the same terms and conditions set forth above solely to cover over-allotments, if any. If the Underwriters' over-allotment option is exercised in full, the total Price to Public, Underwriting Commission and Proceeds to the Trust will be $28,750,000, $ , and $28,750,000, respectively. See "Underwriting."

                             ---------------------

     The Preferred Securities are offered by the Underwriters subject to receipt and acceptance by them, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Preferred Securities will be made in book-entry form through the facilities of The Depository Trust Company
on or about           , 1998.
                             ---------------------

INTERSTATE/JOHNSON LANE
        CORPORATION
                         MORGAN KEEGAN & COMPANY, INC.

                                                      STERNE, AGEE & LEACH, INC.

                                 July   , 1998

(Continued from previous page)
common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of the Trust. SunTrust Bank is the Property Trustee (the "Property Trustee") of the Trust. The Trust exists for the purpose of issuing the Trust
Securities and investing the proceeds thereof in an equivalent amount of   %
Subordinated Debentures (the "Subordinated Debentures") of the Company. The Subordinated Debentures will mature on September 30, 2028 (the "Stated Maturity"). The Preferred Securities will have a preference over the Common Securities under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of the Preferred Securities -- Subordination of Common Securities."

     Holders of Preferred Securities are entitled to receive cumulative cash
distributions, at the annual rate of      % of the liquidation amount of $25.00
per Preferred Security (the "Liquidation Amount"), accruing from the date of original issuance (the "Issue Date") and payable quarterly in arrears on the last day of March, June, September and December of each year, commencing September 30, 1998 (the "Distributions"). THE COMPANY HAS THE RIGHT, SO LONG AS NO DEBENTURE EVENT OF DEFAULT (AS DEFINED HEREIN) HAS OCCURRED AND IS CONTINUING, TO DEFER PAYMENT OF INTEREST ON THE SUBORDINATED DEBENTURES AT ANY TIME OR FROM TIME TO TIME FOR A PERIOD NOT TO EXCEED 20 CONSECUTIVE QUARTERS WITH RESPECT TO EACH DEFERRAL PERIOD (EACH, AN "EXTENDED INTEREST PAYMENT PERIOD"); PROVIDED THAT NO EXTENDED INTEREST PAYMENT PERIOD SHALL END ON A DAY OTHER THAN AN INTEREST PAYMENT DATE (AS DEFINED HEREIN) OR EXTEND BEYOND THE STATED MATURITY. Upon the termination of any such Extended Interest Payment Period and the payment of all amounts then due, the Company may elect to begin a new Extended Interest Payment Period subject to the requirements set forth herein. If interest payments on the Subordinated Debentures are so deferred, distributions on the Preferred Securities will also be deferred, and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Subordinated Debentures. During an Extended Interest Payment Period, interest on the Subordinated Debentures will continue to accrue (and the amount of distributions to which holders of the Preferred Securities are entitled will continue to accumulate) at
the rate of   % per annum, compounded quarterly to the extent permitted by applicable law, and holders of the Preferred Securities will be required to include interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. A holder of Preferred Securities that disposes of its Preferred Securities between record dates for payments of distributions (and consequently does not receive a distribution from the Trust for the period prior to such disposition) will nevertheless be required to include accrued but unpaid interest on the Subordinated Debentures through the date of disposition in income as ordinary income and to add such amount to its adjusted tax basis in its pro rata share of the underlying Subordinated Debentures deemed disposed of. See "Description of the Subordinated Debentures -- Option to Extend Interest Payment Period," "Material Federal Income Tax Consequences -- Potential Extension of Interest Payment Period and Original Issue Discount" and
"-- Disposition of Preferred Securities."

     The Company and the Trust believe that, taken together, the obligations of the Company under the Guarantee, the Trust Agreement, the Subordinated Debentures, the Indenture and the Expense Agreement (each as defined herein), provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the obligations of the Trust under the Preferred Securities. See "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee -- Full and Unconditional Guarantee." The Guarantee of the Company guarantees the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Trust, as described herein. See "Description of the Guarantee -- General." If the Company does not make interest payments on the Subordinated Debentures held by the Trust, the Trust will have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payments of Distributions when the Trust does not have sufficient funds to pay such Distributions. In such event, a holder of Preferred Securities may institute a legal proceeding directly against the Company pursuant to the terms of the

Indenture to force payments of amounts equal to such Distributions to such holder. See "Description of the Subordinated Debentures -- Enforcement of Certain Rights by Holders of the Preferred Securities." The obligations of the Company under the Guarantee and the Preferred Securities are subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations (each as defined herein) of the Company. The Subordinated Debentures are unsecured obligations of the Company and are subordinated to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company.

     The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures at maturity or their earlier redemption. Subject to any approval that the Office of Thrift Supervision (the "OTS") or other bank regulatory authority then having regulatory authority may have over the Bank (the "Applicable Bank Regulatory Authority") (if such approval is then required under applicable capital guidelines or policies of the Applicable Bank Regulatory Authority) the Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after September 30, 2003, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 180 days following the occurrence of a Tax Event, a Capital Event or an Investment Company Event (each as defined herein), in each case at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof allocated on a pro rata basis (based upon Liquidation Amounts) among the Trust Securities (the "Redemption Price"). See "Description of the Preferred Securities -- Redemption or Exchange."

     The Company has the right at any time to dissolve, wind-up or terminate the Trust, subject to the Company's having received prior approval of the Applicable Bank Regulatory Authority to do so, if then required under applicable capital guidelines or policies of the Applicable Bank Regulatory Authority. In the event of the voluntary or involuntary dissolution, winding up or termination of the Trust, after satisfaction of liabilities to creditors of the Trust as required by applicable law, the holders of Preferred Securities will be entitled to receive a Liquidation Amount of $25.00 per Preferred Security, plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount of a Subordinated Debenture having an aggregate principal amount equal to the Liquidation Amount of such Preferred Securities (and carrying with it accumulated interest in an amount equal to the accumulated and unpaid Distributions then due on such Preferred Securities), subject to certain exceptions. See "Description of the Preferred
Securities -- Redemption or Exchange" and "-- Liquidation Distribution Upon Termination."
                             ---------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE PREFERRED SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             (METRO ATLANTA BANKING
                                      MAP)

                             AVAILABLE INFORMATION

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company and the Trust with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Preferred Securities and the Subordinated Debentures. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, although it does include a summary of the material terms of the Indenture and the Trust Agreement. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company, the Trust, the Preferred Securities and the Subordinated Debentures. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The Trust is not currently subject to the information reporting requirements of the Exchange Act and although the Trust will become subject to such requirements upon the effectiveness of the Registration Statement, it is not expected that the Trust will file separate reports under the Exchange Act. The Company's reports, proxy statements and other information can be inspected and copied at the following public reference facilities maintained by the
Commission: 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon payment of prescribed rates. The Company's Common Stock is listed on The Nasdaq Stock Market's National Market, 1735 K Street, N.W., Washington, DC 20006 under the symbol "EBSI." The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers, such as the Company, who file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of The Nasdaq Stock Market.

     No separate financial statements of the Trust have been included herein. The Company and the Trust do not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of the Trust will be owned by the Company, a reporting company under the Exchange Act, (ii) the Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Trust and investing the proceeds thereof in Subordinated Debentures issued by the Company, and (iii) the obligations of the Company described herein under the Indenture and pursuant to the Trust Agreement, the Guarantee issued by the Company with respect to the Preferred Securities, the Subordinated Debentures purchased by the Trust and the related Indenture, taken together, constitute, in the belief of the Company and the Trust, a full and unconditional guarantee of payments due on the Preferred Securities. See "Description of the Subordinated Debentures" and "Description of the Guarantee."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended March 31, 1998, previously filed by the Company with the Commission pursuant to Section 13 of the Exchange Act, is incorporated herein by reference.

     All documents, reports and any definitive proxy or information statements filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Preferred Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Richard B. Inman, Jr., Secretary and Treasurer, Eagle Bancshares, Inc., 4305 Lynburn Drive, Tucker, Georgia 30084. Telephone requests may be directed to
(770) 908-6400.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus or incorporated herein by reference. Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of the Underwriters' over-allotment option. Prospective investors should carefully consider the information set forth under the heading "Risk Factors." Certain statements in this Prospectus and documents incorporated herein by reference are forward-looking. Such statements are identified by the use of forward-looking words or phrases such as "intend," "will be positioned," "expects," is or are "expected," "anticipates," "anticipated," "may," "could," "should," "would," and "believe." These forward-looking statements are based on the Company's current expectations. To the extent any of the information contained or incorporated by reference in this Prospectus constitutes a "forward-looking statement" as defined in Section 27A of the Securities Act, the risk factors set forth below under the caption "Risk Factors" and in the information incorporated herein by reference are cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statement.

                                  THE COMPANY

     The Company is a unitary savings and loan holding company which owns and operates Tucker Federal Bank (the "Bank"), Eagle Real Estate Advisors, Inc. ("EREA") and Eagle Bancshares Capital Group, Inc. ("EBCG"). The Company has grown total assets to $1.1 billion at March 31, 1998, making it one of the largest financial institutions headquartered in metropolitan Atlanta. The Bank is a federally chartered stock savings and loan association organized in 1956 and based in Tucker, Georgia, a suburb of Atlanta. The Bank serves the metropolitan Atlanta area through 15 full service banking offices. As a unitary thrift holding company, the Company is permitted, under current regulations, to engage in activities in which bank holding companies may not legally engage. To capitalize on this advantage, the Company formed EREA in 1991 to perform real estate brokerage and development activities and formed EBCG in 1997 to provide mezzanine financing that is not readily available to small and medium size businesses from traditional commercial banking sources.

     Growth in the metropolitan Atlanta area and ongoing consolidation of the financial services industry have resulted in significant recent increases in loans, deposits and customers at the Bank. In February 1996, the Company sold 1,435,000 shares of common stock, raising $21.5 million of additional capital to support growth in deposits and permit investments by the Company. The Company also has benefited from industry consolidation by hiring experienced banking executives and acquiring surplus local branches. On March 26, 1997, the Company acquired Southern Crescent Financial Corp, which had total assets of approximately $150 million and four full-service branches in the rapidly growing markets of the south metropolitan Atlanta area. The acquisition also enhanced the Company's commercial lending capabilities. Since the Company's last offering, total assets have grown from $558 million at December 31, 1995 to $1.1 billion at March 31, 1998, or 105.9%. Deposits have grown from $332 million to $779 million, or 134.6%, and the Company's total loan portfolio, which includes loans held for sale, has increased from $381 million to $868 million, or 128.2%.

     The following table summarizes certain selected consolidated financial information of the Company for the periods presented.

                   SUMMARY SELECTED FINANCIAL AND OTHER DATA

                                                                      AS OF AND FOR THE YEAR ENDED MARCH 31,
                                                              ------------------------------------------------------
                                                                1994       1995       1996       1997        1998
                                                              --------   --------   --------   --------   ----------
                                                                              (DOLLARS IN THOUSANDS)
Total assets................................................  $419,136   $568,678   $736,384   $823,882   $1,149,483
Loans receivable, net.......................................   271,356    364,491    410,843    515,749      535,732
Loans held for sale.........................................    23,641     41,220     92,552     62,882      332,592
Total deposits..............................................   334,361    386,353    458,458    557,724      778,975
Shareholders' equity........................................    38,137     41,637     66,448     67,874       74,702
Net interest income.........................................    17,750     21,116     23,804     30,156       31,893
Non-interest income.........................................     9,984      7,282     10,853     12,911       16,349
Non-interest expense........................................    17,746     20,164     24,468     34,901       35,391
Net income..................................................     5,462      4,881      6,219      3,746        7,210
Bank branches...............................................        12         12         13         14           15

                               BUSINESS STRATEGY

LONG TERM GROWTH STRATEGY

     Management believes the best way to maximize long-term shareholder value is to continue to improve financial performance and operating efficiency and to continue to grow market share in the metropolitan Atlanta area. Management intends to continue to pursue allied businesses permitted by its unitary thrift holding company status. The Company's long-term strategy is focused on increasing shareholder value by creating competitive advantages in targeted business niches which include community banking, mortgage banking and real estate development.

     Community Banking. Based on total assets as of March 31, 1998, the Bank is one of the largest financial institutions headquartered in the metropolitan Atlanta area. The Bank has a significant strategic opportunity as one of Atlanta's leading community banks. Management believes that the Bank is well positioned to continue to build franchise value by increasing market share in the metropolitan Atlanta area. The Bank's asset size and legal lending limit per borrower permit it to serve small and middle market customers more effectively than many smaller Atlanta community banks. Management believes that the Bank's competitive advantage is its ability to provide a full range of financial products with personalized service and local decision making, which typically are not available from financial institutions headquartered out-of-state. Management utilizes this advantage to develop its relationship banking program which concentrates on customers' unique needs. Additionally, management believes that many local borrowers are being underserved as a result of the recent acquisitions of many of Atlanta's banks and thrifts by large out-of-state banks and that will allow the Bank to continue to build franchise value by increasing market share in the metropolitan Atlanta area.

     Over the past year, the Bank has incurred increased capital expenditures, data processing costs, training expenses and consulting fees with the goal of strategically building the infrastructure necessary to support future growth. The Bank converted its core and branch processing systems to a data processing environment comparable to that of commercial banks. These systems increase capacity and provide enhanced customer information which allows the Bank to identify its customers with the greatest profit improvement potential. Further, management has undertaken a number of initiatives to improve core earnings, including changing deposit mix to lower the cost of funds and rebidding maintenance, courier, and communications contracts. Management believes these initiatives will allow it to continue to improve operating efficiency and customer service.

     Mortgage Banking. The Company believes it creates a strategic advantage by utilizing its experience and historic commitment to construction lending to generate permanent mortgage loan originations. Because of the Company's long-term participation in construction lending and its relationship with its existing homebuilders, it has been able to develop a core business of permanent mortgage originations. The Company has relationships with approximately 165 homebuilders in the Atlanta metropolitan area, but does not have any significant loan concentration with any homebuilder or in any particular market area. Over the past year, the Company continued to upgrade the origination and processing systems used in its mortgage banking business to improve efficiencies of loan originations and sales. The Company also is implementing an automated underwriting system for its conforming mortgage loans to continue to improve customer service by providing faster loan decisions. In September 1997, the Company acquired a wholesale mortgage banking business to increase originations and improve efficiencies of its mortgage banking operations. Currently, the Company sells the majority of its mortgage servicing rights originated.

     Real Estate Development. Management believes that the Company's experience as a metropolitan Atlanta area real estate lender for over 40 years creates a strategic advantage for its real estate development activities. Local market knowledge and relationships with builders and developers give the Company a unique position to create and evaluate real estate development opportunities. Additionally, the Company's real estate investments and brokerage activities have contributed increasing incremental income to the Company since 1995.

STRATEGIC BUSINESS PLAN

     The Company reviews and updates its Strategic Business Plan quarterly. The Company's current plan is focused on five basic areas: (i) improving financial performance and operating efficiencies, (ii) continuing to grow market share in metropolitan Atlanta, (iii) developing new sources of net income, (iv) utilizing technology to enhance operating results and capitalize on new business opportunities, and (v) being the "Bank of Choice" for the small business community. See "Business Strategy -- Strategic Business Plan."

                               PENDING LITIGATION

     In November 1992, the Bank acquired certain assets from the Resolution Trust Corporation, which included four mortgage loan origination facilities. The Bank then entered into an Operating Agreement (the "Agreement") with two individuals and a corporation controlled by them (collectively, the "Plaintiffs"), to form the Prime Lending Division ("Prime"). Under the Agreement, the individual Plaintiffs became employees of the Bank and Plaintiffs compensation was to include a percentage of the net profits to be calculated after allocating expenses and overhead to Prime. In mid-1997, a disagreement arose with respect to the allocation of expenses to Prime, which led to the filing by the Plaintiffs of a lawsuit on December 5, 1997 alleging that the Bank had improperly calculated the profits due them under the Agreement since April 1997. The Bank maintains that its calculation of the profits and losses was proper. In January 1998, the Bank terminated the Agreement with the Plaintiffs "for cause."

     The complaint as amended seeks, among other things (i) a declaration that the Agreement was terminated "without cause" and that, pursuant to the Agreement, the Plaintiffs have the right to purchase the assets of Prime at 75% of fair market value; (ii) alleged unpaid profits from Prime's operations (in an amount estimated by the Plaintiffs to equal approximately $450,000); (iii) a determination that the term "assets," as used in connection with the Plaintiffs' alleged purchase option in the Agreement, includes all loans carried as assets on the books of the Bank that were originated by Prime (the "Prime Loans") and that the Plaintiffs would not be required to assume or net against the Prime Loans any corresponding liability incurred by the Bank in connection with the Prime Loans; (iv) consequential damages in excess of $20 million, which represents the Plaintiffs' assessment of the loss they suffered by the Bank's refusal to sell to the Plaintiffs Prime's assets under Plaintiffs' definition of "assets" (i.e., including such loans); and (v) unspecified punitive damages and attorneys fees. The Bank strongly denies all of Plaintiffs' allegations, including the Plaintiffs' allegation that they have the right to purchase the assets of Prime. Further, the Bank specifically disputes Plaintiffs' contention that all loans originated by Prime constitute "assets" of Prime.

     The Bank believes that the Plaintiffs are not entitled to purchase the Prime Loans and that the only assets that the Plaintiffs may be permitted to purchase are the tangible and intangible assets of Prime. At March 31, 1998, Prime's tangible assets had a collective book value estimated to be approximately $1.2 million, which could be purchased at 75% of fair market value under the Agreement. Although the Bank does not believe that Plaintiffs have the contractual right to purchase the Prime Loans, the Bank contends that if the court determines that the Plaintiffs do have a right to purchase the Prime Loans, the Plaintiffs must assume the liabilities associated with such loans (including funding expenses). The Agreement specifically provides that, if Plaintiffs purchase the assets of Prime, they must "assume all obligations associated with the [Prime Lending] Division."


     If Plaintiffs are successful in obtaining a declaration that they are entitled to purchase the assets of Prime (or if the Bank agrees to compromise this case with the Plaintiffs), the Bank may cease originating permanent mortgages and construction loans from the 11 Prime offices situated outside the metropolitan Atlanta area. The Agreement provides that, if Plaintiffs purchase the assets of Prime, the Bank shall refrain for two years from originating conforming residential loans secured by property located within 25 miles of any Prime office. The Company does not believe that such cessation of operations would have a material adverse effect upon its or the Bank's business or operations. Based on the Bank's calculations for the 12 months ending March 31, 1998, the Bank sold approximately $500 million in permanent single family mortgage loans originated by Prime. However, as a result of expenses attributable thereto, Prime's permanent mortgage origination business incurred a pretax loss of $200,000. The Bank estimates that during the same period construction loans originated by Prime have generated pretax income of approximately $1.5 million. Pending the outcome of the litigation, the Bank will continue to operate Prime's mortgage loan origination business. In addition, the Bank believes it can replace loans originated by Prime through its other existing operations, including the Wholesale Mortgage Division of the Bank. SEE "RISK FACTORS -- RISK FACTORS REGARDING THE COMPANY -- LITIGATION REGARDING MORTGAGE ORIGINATION DIVISION."

                              EBI CAPITAL TRUST I


     The Trust is a statutory business trust formed under Delaware law pursuant to (i) a Trust Agreement, dated as of July 2, 1998, executed by the Company, as depositor, and the trustees of the Trust named therein (together with the Property Trustee, the "Trustees"), and (ii) a Certificate of Trust filed with the Delaware Secretary of State on July 2, 1998. The initial trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. The Company will acquire all of the Common Securities which will represent an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuance of an Event of Default (as defined herein) under the Trust Agreement resulting from a Debenture Event of Default (as defined herein), the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of the Preferred Securities -- Subordination of Common Securities." The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures and payments thereunder issued by the Company, and (iii) engaging in only those other activities necessary, advisable, or incidental thereto. The Subordinated Debentures will be the only assets of the Trust and payments under the Subordinated Debentures will be the only revenue of the Trust. The Trust has a term of 31 years, but may terminate earlier as provided in the Trust Agreement. The Company and the Trust anticipate that the Trust will be conditionally exempted from the reporting requirements of the Exchange Act. The principal executive office of the Trust is 4305 Lynburn Drive, Tucker, Georgia 30084-4441 and its telephone number at such address is (770) 908-6690.

                                  THE OFFERING

Securities Offered.........  1,000,000 Preferred Securities having a Liquidation
                               Amount of $25.00 per Preferred Security. The
                               Preferred Securities represent preferred undivided beneficial interests in the assets of the Trust, which assets will consist solely of the Subordinated Debentures and payments thereunder. The Company and the Trust have granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 150,000 Preferred Securities at the public offering price set forth on the cover page of this Prospectus, solely to cover over-allotments, if any.

Payment of Distributions...  The Distributions payable on each Preferred
                               Security will be fixed at a rate per annum of
                                    % of the Liquidation Amount of $25.00 per
                               Preferred Security, will be cumulative, will accrue from the date of issuance of the Preferred Securities, and will be payable quarterly in arrears, on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1998. See "Description of the Preferred Securities -- Distributions -- Payment of Distributions."

Option to Extend Interest
  Payment Period...........  The Company has the right, at any time, so long as no Debenture Event of Default has occurred and is continuing, to defer payments of interest on the Subordinated Debentures for a period not exceeding 20 consecutive quarters; provided, that no Extended Interest Payment Period may end on a day other than an Interest Payment Date or extend beyond the Stated Maturity of the Subordinated Debentures. As a consequence of the extension by the Company of the interest payment period, quarterly Distributions on the Preferred Securities will be deferred (though such Distributions will continue to accrue with interest thereon compounded quarterly to the extent permitted by applicable law, since interest will continue to accrue and compound on the Subordinated Debentures) during any such Extended Interest Payment Period. During an Extended Interest Payment Period, the Company will be prohibited, subject to certain exceptions described herein, from declaring or paying any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Subordinated Debentures. Upon the termination of any Extended Interest Payment Period and the payment of all amounts then due, the Company may commence a new Extended Interest Payment Period, subject to the foregoing requirements. See "Description of the Preferred Securities -- Distributions -- Extended Interest Payment Period" and "Description of the Subordinated Debentures -- Option to Extend Interest Payment Period."

                             Should an Extended Interest Payment Period occur,
                               holders of Preferred Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. See "Material Federal Income Tax Consequences -- Potential Extension of Interest Payment Period and Original Issue Discount."

Ranking....................  The Preferred Securities will rank pari passu, and payments thereon will be made pro rata, with the Common Securities, except as described under "Description of Preferred
                               Securities -- Subordination of Common
                               Securities." The Subordinated Debentures will be unsecured and subordinate and junior in right of payment to other debt of the Company to the extent and in the manner set forth in the Indenture. See "Description of the Subordinated Debentures." The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to other debt of the Company to the extent and in the manner set forth in the Guarantee. See "Description of the Guarantee." In addition, because the Company is a holding company, the Subordinated Debentures and the Guarantee will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including the Bank's deposit liabilities. See "Description of the Subordinated Debentures -- Subordination."

Optional Redemption........  The Preferred Securities are subject to redemption, in whole or in part, upon repayment of the Subordinated Debentures at maturity or their earlier redemption. Subject to Applicable Bank Regulatory Authority approval (if such approval is then required under applicable capital guidelines or policies of the Applicable Bank Regulatory Authority) the Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after September 30, 2003 in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 180 days following the occurrence of a Capital Event, Tax Event or an Investment Company Event, in each case at a redemption price equal to 100% of the principal amount of the Subordinated Debenture, together with any accrued but unpaid interest to the date fixed for redemption (the "Redemption Price"). See "Description of the Subordinated
                               Debentures -- Redemption or Exchange."

No Rating..................  The Company does not expect the Preferred
                               Securities to be rated by any rating service, nor is any other security issued by the Company so rated.

Distribution of
  Subordinated Debentures..  The Company has the right at any time to terminate the Trust and cause the Subordinated Debentures to be distributed to holders of Preferred Securities in liquidation of the Trust. See "Description of the Preferred
                               Securities -- Redemption or Exchange" and
                               "Description of the Preferred
                               Securities -- Liquidation Distribution Upon
                               Termination."

Guarantee..................  The Company has guaranteed the payment of
                               Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Trust, as described herein. The Company and the Trust believe that, taken together, the obligations of the Company under the Guarantee, the Trust Agreement, the Subordinated Debentures, the Indenture and the Expense Agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the obligations of the Trust under the Preferred Securities. The obligations of the Company under the Guarantee and the Preferred Securities are subordinate and junior in right of payment to (i) all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company and (ii) all indebtedness of its subsidiaries. At March 31, 1998, the Company and its subsidiaries had total liabilities (excluding liabilities owed to the Company) of approximately $1.1 billion. If the Company does not make principal or interest payments on the Subordinated Debentures, the Trust will not have sufficient funds to make distributions on the Preferred Securities, in which event the Guarantee will not apply to such Distributions until the Trust has sufficient funds available therefor. See "Description of the Guarantee."

Voting Rights..............  The holders of the Preferred Securities will have no voting rights except under limited
                               circumstances. Specifically, if any Distributions payable on the Preferred Securities are in arrears for six quarterly periods, the holders of the Preferred Securities, voting separately as a class with any other preferred securities having similar voting rights, will be entitled at the next regular or special meeting of shareholders of the Company to elect two directors to the Board of Directors of the Company (such voting rights will continue until such time as the Distribution arrearage on the Preferred Securities have been paid in full). The affirmative consent of the holders of at least
                               66 2/3% of the outstanding Preferred Securities will be required by the Trust for amendments to the Trust Agreement that would affect adversely the rights or privileges of the holders of the Preferred Securities. See "Description of the Preferred Securities -- Voting Rights; Amendment of Trust Agreement."

ERISA Considerations.......  Prospective purchasers should consider the restrictions on purchase set forth under "ERISA Considerations."

Form of Preferred
  Securities...............  The Preferred Securities will be represented by a global certificate or certificates (each a "Global Preferred Security") registered in the name of Cede & Co., as nominee for The Depository Trust Company ("DTC"). Beneficial interests in the Preferred Securities will be evidenced by, and transfers thereof will be effected only through, records maintained by the participants in DTC. Except under the limited circumstances described herein, Preferred Securities in certificated form (each a "Certificated Preferred Security") will not be issued in exchange for Global Preferred Securities. See "Description of the Preferred Securities -- Form, Denomination, Book-Entry Procedures and Transfer."

Absence of Market for the
  Preferred Securities.....  The Preferred Securities will be a new issue of securities for which there currently is no market. Although application has been made to have the Preferred Securities listed on the American Stock Exchange, subject to approval and notice of issuance, there can be no assurance that an active trading market in the Preferred Securities will develop or if one does develop, that it will be maintained. Accordingly, there can be no assurance as to the development or liquidity of any market for the Preferred Securities.


American Stock Exchange
  Listing Application......  Application to list the Preferred Securities has been made with the American Stock Exchange under the symbol EBS.Pr, subject to approval and notice of issuance.

Use of Proceeds............  The proceeds to the Trust from the sale of the
                               Preferred Securities offered hereby will be used by the Trust to purchase the Subordinated Debentures issued by the Company. The net proceeds to the Company from the sale of Subordinated Debentures offered hereby are
                               estimated to be approximately $          million
                               ($          million if the Underwriters'
                               over-allotment option is exercised in full), after deducting the underwriting commission and estimated offering expenses. The Company intends to use the net proceeds as follows: (i) approximately $10 million will be contributed to the Bank to increase the Bank's capital ratios to support growth, for working capital and to increase the Bank's regulatory capital from "adequately capitalized" to "well capitalized" as defined by the OTS, and (ii) the balance will be used to repay existing debt, invest in investment grade preferred securities of other issuers, and for general corporate purposes. The precise amount and timing of the application of such net proceeds used for such corporate purposes will depend on the funding requirements and availability of other funds to the Company. Pending such application by the Company, net proceeds may be temporarily invested in short-term interest-bearing securities. The portion of the net proceeds that the Company contributes to the Bank will qualify as Tier 1 or core capital of the Bank under the risk-based capital guidelines of the OTS. See "Use of Proceeds."

     For additional information regarding the Preferred Securities, see "The Trust," "Use of Proceeds," "Description of the Preferred Securities," "Description of the Subordinated Debentures," "Description of the Guarantee," "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee," "Material Federal Income Tax Consequences," and "ERISA Considerations."

                                  RISK FACTORS


     Prospective purchasers of the Preferred Securities should carefully consider the risks in connection with this offering set forth under the caption "Risk Factors," beginning on page 12.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The summary below should be read in conjunction with the financial information included in the Company's Annual Report on Form 10-K for the year ended March 31, 1998. See "Available Information," "Incorporation of Certain Documents by Reference" and "Selected Consolidated Financial Data."

                                                               AS OF AND FOR THE YEAR ENDED MARCH 31,
                                                       ------------------------------------------------------
                                                         1994       1995       1996       1997        1998
                                                       --------   --------   --------   --------   ----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED RESULTS OF OPERATIONS:
Interest income......................................  $ 32,026   $ 39,618   $ 52,625   $ 63,785   $   71,900
Interest expense.....................................    14,276     18,502     28,821     33,629       40,007
Net interest income..................................    17,750     21,116     23,804     30,156       31,893
Provision for loan losses............................     1,034        643      1,000      2,652        2,601
Noninterest income...................................     9,984      7,282     10,853     12,911       16,349
Noninterest expenses.................................    17,746     20,164     24,468     34,901       35,391
Income before income taxes...........................     8,954      7,591      9,189      5,514       10,250
Net income...........................................     5,462      4,881      6,219      3,746        7,210
PER COMMON SHARE:
Earnings per common share -- basic...................  $   1.40   $   1.21   $   1.46   $   0.68   $     1.27
Earnings per common share -- diluted.................      1.36       1.18       1.40       0.66         1.23
Dividends declared...................................      0.24       0.36       0.42       0.56         0.60
Book value per share.................................      9.54      10.25      12.03      11.99        13.03
Average common shares outstanding -- basic...........     3,889      4,032      4,251      5,528        5,691
Average common shares outstanding -- diluted.........     4,004      4,126      4,430      5,705        5,839
SELECTED BALANCE SHEET DATA:
Total assets.........................................  $419,136   $568,678   $736,384   $823,882   $1,149,483
Securities available for sale........................    36,730     33,160    105,988     96,921      104,736
Investment securities held to maturity...............    68,816     76,578     55,341     51,907       58,138
Loans held for sale..................................    23,641     41,220     92,552     62,882      332,592
Loans receivable, net................................   271,356    364,491    410,843    515,749      535,732
Reserve for loan losses..............................     4,791      4,704      5,464      5,198        6,505
Investment in real estate............................        --      6,620     12,962     25,828       27,595
Deposits.............................................   334,361    386,353    458,458    557,724      778,975
FHLB advances and other borrowings...................    31,394    120,688    174,337    153,805      240,855
Stockholders' equity.................................    38,137     41,637     66,448     67,874       74,702
PERFORMANCE RATIOS:
Return on average assets.............................      1.32%      1.01%      0.99%      0.49%        0.83%
Return on average equity.............................     16.31      12.33      13.32       5.55        10.00
Net interest margin -- taxable equivalent............      4.59       4.81       4.20       4.37         4.11
Equity to assets.....................................      9.10       7.32       9.02       8.24         6.50
Efficiency ratio.....................................     63.99      71.01      70.60      81.04        73.36
ASSET QUALITY DATA:
Total non-accrual loans..............................  $  1,890   $    994   $  6,317   $  7,866   $    7,948
Potential problem loans..............................     2,652      2,963      4,329      2,503        4,009
Total non-accrual and problem loans..................     4,542      3,957     10,646     10,369       11,957
Real estate owned, net...............................     1,273      1,139      1,344      2,074        2,947
Total problem assets.................................     5,815      5,096     11,990     12,443       14,904
Total problem assets/Total assets....................      1.39%      0.90%      1.63%      1.51%        1.30%
Total problem assets/Loans receivable, net (plus
  reserves)..........................................      2.11       1.38       2.88       2.39         2.75
Reserve for loan losses/Total problem assets.........     82.39      92.31      45.57      41.77        43.65
Ratio of net charge-offs to average loans............      0.06       0.22       0.05       0.55         0.21
FIXED CHARGE COVERAGE RATIOS:
Ratio of earnings to fixed charges(1)
  Excluding interest on deposits.....................      4.42x      2.81x      2.12x      1.63x        1.97x
  Including interest on deposits.....................      1.62       1.41       1.32       1.16         1.25
CAPITAL RATIOS (TUCKER FEDERAL BANK):
Leverage capital.....................................      8.89%      6.56%     10.14%      6.72%        4.59%
Tier 1 capital.......................................     10.34       8.37      11.76      10.14         7.47
Total capital........................................     11.53       9.44      12.65      11.08         8.31

---------------

(1) The consolidated ratio of earnings to fixed charges has been computed by dividing income before tax plus fixed charges by fixed charges. Fixed charges represent all interest expense and the interest factor in rent expense (ratios are presented both excluding and including interest on deposits). Interest expense (other than on deposits) includes interest on federal funds purchased and securities sold under agreements to repurchase, Federal Home Loan Bank advances, and other borrowed funds.

                                  RISK FACTORS

     Prospective investors should carefully consider, together with the other information contained and incorporated by reference in this Prospectus, the following risk factors before purchasing the Preferred Securities offered hereby. Certain statements in this Prospectus and documents incorporated herein by reference are forward-looking. Such statements are identified by the use of forward-looking words or phrases such as "intend," "will be positioned," "expects," is or are "expected," "anticipates," "anticipated," "may," "could," "should," "would" and "believe." These forward-looking statements are based on the Company's current expectations. To the extent any of the information contained or incorporated by reference in this Prospectus constitutes a "forward-looking statement" as defined in Section 27A of the Securities Act and
Section 21E(i)(1) of the Exchange Act, the risk factors set forth below and in the information incorporated herein by reference are cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statement. These considerations are not intended to represent a complete list of the general or specific risks that may affect the Preferred Securities, the Subordinated Debentures or the Company and the Trust. It should be recognized that other risks may be significant, presently or in the future.

RISK FACTORS RELATING TO THE PREFERRED SECURITIES

     Preferred Securities are not Insured. The Preferred Securities are not insured by the Bank Insurance Fund or the SAIF of the FDIC or by any other governmental agency.

     Ranking of Subordinated Obligations Under the Guarantee and the Subordinated Debentures. The obligations of the Company under the Guarantee issued for the benefit of the holders of Preferred Securities and under the Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any of its subsidiaries upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be recognized as a creditor of that subsidiary. At March 31, 1998, the Company and its subsidiaries had total liabilities of approximately $1.1 billion (excluding liabilities owed to the Company). The Subordinated Debentures, therefore, will be effectively subordinated to all existing and future liabilities of the subsidiaries and holders of Subordinated Debentures and Preferred Securities should look only to the assets of the Company for payments on the Subordinated Debentures. Neither the Indenture, the Guarantee nor the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt, Subordinated Debt and Additional Senior Obligations, that may be incurred by the Company. See "Description of the Guarantee -- Status of the Guarantee" and "Description of the Subordinated Debentures -- Subordination."

     No payments on account of principal or interest in respect of the Subordinated Debentures may be made if there has occurred and is continuing a default in any payment with respect to Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company or an event of default with respect to any Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company resulting in the acceleration of the maturity thereof.

     The ability of the Trust to pay amounts due on the Preferred Securities is solely dependent upon the Company's making payments on the Subordinated Debentures as and when required.

     Regulations limit the amount of dividends that may be paid by the Bank without prior regulatory approval. As of March 31, 1998, the Bank could declare no additional dividends to the Company without prior regulatory approval. Federal and state regulatory agencies also have the authority to limit further the Bank's payment of dividends based on other factors, such as the maintenance of adequate capital for the Bank, which could reduce the amount of dividends otherwise payable.

     Option to Extend Interest Payment Period; Tax Consequences; Market Price Consequences. The Company has the right under the Indenture, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extended Interest Payment Period; provided that no Extended Interest Payment Period may extend beyond the Stated Maturity of the Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Trust will be deferred (and the amount of Distributions to which holders of the Trust Securities are entitled
will accumulate additional Distributions thereon at the rate of      % per
annum, compounded quarterly, to the extent permitted by applicable law, from the relevant payment date for such Distributions) during any such Extended Interest Payment Period. During any such Extended Interest Payment Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (other than the reclassification of any class of the Company's capital stock into another class of capital stock), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extended Interest Payment Period, the Company may further defer the payment of interest; provided that no Extended Interest Payment Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any Extended Interest Payment Period and the payment of all interest then accrued and unpaid (together with interest thereon at the
annual rate of      % compounded quarterly, to the extent permitted by
applicable law), the Company may elect to begin a new Extended Interest Payment Period, subject to the above requirements. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extended Interest Payment Period. See "Description of the Preferred
Securities -- Distributions -- Extended Interest Payment Period" and "Description of the Subordinated Debentures -- Option to Extend Interest Payment Period."

     Should an Extended Interest Payment Period occur, each holder of Preferred Securities will be required to accrue and recognize income (in the form of original issue discount) in respect of its pro rata share of the interest accruing on the Subordinated Debentures held by the Trust for United States federal income tax purposes. A holder of Preferred Securities must, as a result, include such income in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from the Trust if the holder disposes of the Preferred Securities prior to the record date for the payment of the related Distributions. See "Material Federal Income Tax Consequences -- Potential Extension of Interest Payment Period and Original Issue Discount."

     The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures. Should the Company elect, however, to exercise such right in the future, the market price of the Preferred Securities is likely to be adversely affected. A holder that disposes of its Preferred Securities during an Extended Interest Payment Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. As a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities may be more volatile than the market prices of other securities on which original issue discount accrues that are not subject to such optional deferrals.

     Capital Event; Tax Event; or Investment Company Event; Redemption. The Company has the right to redeem the Subordinated Debentures in whole (but not in part) within 180 days following the occurrence of a Capital Event, Tax Event or Investment Company Event (whether occurring before or after September 30, 2003), and, therefore, cause a mandatory redemption of the Preferred Securities.

     "Capital Event" means the receipt by the Trust of an opinion of counsel experienced in such matters (which may be counsel to the Company) that the Company cannot, or, within 90 days after the date of the opinion of such counsel, will not be permitted by the applicable regulatory authorities, due to a change in law, regulation, policy or guideline or interpretation or application of law or regulation, policy or guideline, to account for the Preferred Securities as Tier 1 capital under the capital guidelines or policies of the applicable bank regulatory authorities.


     "Tax Event" means the receipt by the Trust of an opinion of counsel experienced in such matters (which may be counsel to the Company) to the effect that, as a result of any amendment to, or change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debentures, (ii) interest payable by the Company on the Subordinated Debentures is not, or, within 90 days of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or (iii) the Trust is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. The Trust or the Company must request and receive an opinion with regard to such matters within a reasonable period of time after the Company becomes aware of the possible occurrence of any of the events described in clauses (i) through
(iii) above.

     "Investment Company Event" means the receipt by the Trust of an opinion of counsel experienced in such matters (which may be counsel to the Company) to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change becomes effective on or after the date of original issuance of the Preferred Securities.

     In recent years, there have been several proposals to adopt legislation which, if enacted and made applicable to the Subordinated Debentures, would preclude the Company from deducting interest thereon. The most recent proposal was made by the Clinton Administration on March 19, 1997. Such proposals have not been adopted by Congress, but there can be no assurance that similar proposals will not be adopted in the future and made applicable to the Subordinated Debentures. Accordingly, there can be no assurance that any such legislation will not result in a Tax Event which would permit the Company to cause a mandatory redemption of the Preferred Securities before, or after, September 30, 2003, at the Redemption Price.

     In 1994, the Internal Revenue Service issued Notice 94-47. In this Notice, the Internal Revenue Service stated that it was concerned with a series of transactions in which instruments had been issued that were "designed to be treated as debt for federal income tax purposes but as equity for regulatory, rating agency, or financial accounting purposes." The Notice further stated that "(u)pon examination, the Service will scrutinize instruments of this type to determine if their purported status as debt for federal income tax purposes is appropriate."

     On April 6, 1998, Enron Corp. filed a Petition in the United States Tax Court contesting the proposed disallowance by the Internal Revenue Service of a deduction claimed by Enron Corp. relating to interest paid with respect to certain instruments ("MIPS") issued in 1993 and 1994. The Tax Court has not rendered an opinion on the deductibility of the interest paid by Enron Corp. The Preferred Securities have certain characteristics that could be viewed as similar to the MIPS involved in the Enron Corp. case.

     There can be no assurance that a Tax Court opinion in the Enron Corp. case, or any similar case, will not result in a Tax Event which would permit the Company to cause a mandatory redemption of the Subordinated Debentures (which shall cause a redemption of the Preferred Securities) before the stated maturity at the Redemption Price.

     Exchange of Preferred Securities for Subordinated Debentures. The Company has the right at any time to dissolve, wind-up or terminate the Trust and cause the Subordinated Debentures to be distributed to the holders of the Trust Securities in exchange therefor in liquidation of the Trust. The Company will have the right, in certain circumstances, to redeem the Subordinated Debentures in whole or in part, in lieu of a distribution of the Subordinated Debentures by the Trust, in which event the Trust will redeem the Trust Securities on a pro rata basis to the same extent as the Subordinated Debentures are redeemed by the Company. See "Description of the Preferred Securities -- Redemption or
Exchange -- Capital Event, Tax Event or Investment Company Event Redemption."

     Under current United States federal income tax law, a distribution of Subordinated Debentures upon the dissolution of the Trust would not be a taxable event to holders of the Preferred Securities. If, however, the Trust is characterized as an association taxable as a corporation at the time of the dissolution of the Trust, the distribution of the Subordinated Debentures may constitute a taxable event to holders of Preferred Securities. Moreover, upon occurrence of a Tax Event, a dissolution of the Trust in which holders of the Preferred Securities receive cash may be a taxable event to such holders. See "Material Federal Income Tax Consequences -- Receipt of Subordinated Debentures or Cash Upon Liquidation of the Trust."

     There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities upon a dissolution or liquidation of the Trust. The Preferred Securities or the Subordinated Debentures, may, therefore, trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Subordinated Debentures, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debentures and should carefully review all the information regarding the Subordinated Debentures contained herein.

     If the Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of the Trust, the Company will use its reasonable best efforts to list the Subordinated Debentures on the American Stock Exchange or such stock exchanges or inter-dealer quotation system, if any, on which the Preferred Securities are then listed.

     Rights Under the Guarantee. SunTrust Bank will act as Guarantee Trustee and will hold the Guarantee for the benefit of the holders of the Preferred Securities. SunTrust Bank also will act as Property Trustee and as Debenture Trustee under the Indenture. Wilmington Trust Company will act as the Delaware Trustee under the Trust Agreement. The Guarantee guarantees to the holders of the Preferred Securities, to the extent not paid by the Trust, (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Trust has funds available therefor at such time, (ii) the Redemption Price (as defined herein) with respect to any Preferred Securities called for redemption, to the extent that the Trust has funds available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of (a) the amount of the Liquidation Distribution (as defined herein), to the extent the Trust has funds available therefor at such time, and (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The holders of not less than a majority in Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other Person (as defined in the Guarantee). If the Company were to default on its obligation to pay amounts payable under the Subordinated Debentures, the Trust would lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of Preferred Securities would not be able to rely upon the Guarantee for such amounts. In the event, however, that a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). The exercise by the Company of its right, as described herein, to defer the payment of interest on the Subordinated Debentures does not constitute a Debenture Event of Default. In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. Except as described herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debentures or assert directly any other rights in respect of the Subordinated Debentures. See "Description of the Subordinated Debentures -- Enforcement of Certain Rights by Holders of the Preferred Securities," "-- Debenture Events of Default" and "Description of the Guarantee."

     The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

     Limited Voting Rights. Holders of Preferred Securities will have no voting rights except in limited circumstances relating only to the modification of the Preferred Securities and the exercise of the rights of the Trust as holder of the Subordinated Debentures and the Guarantee. If any Distributions payable on the Preferred Securities are in arrears for six quarterly periods, the holders of the Preferred Securities, voting separately as a class with any other preferred securities having similar voting rights, will be entitled at the next regular or special meeting of shareholders of the Company to elect two directors to the Board of Directors of the Company (such voting rights will continue until such time as the Distribution arrearage on the Preferred Securities have been paid in full). The affirmative consent of the holders of at least 66 2/3% of the outstanding Preferred Securities will be required by the Trust for amendments to the Trust Agreement that would affect adversely the rights or privileges of the holders of the Preferred Securities. Holders of Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, as such voting rights are vested exclusively in the holder of the Common Securities (except upon the occurrence of certain events described herein). The Property Trustee, the Administrative Trustees and the Company may amend the Trust Agreement without the consent of holders of Preferred Securities to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust even if such action adversely affects the interests of such holders. See "Description of the Preferred Securities -- Voting Rights; Amendment of Trust Agreement" and "-- Removal of the Trust Trustees."

     Trading Price; Absence of Prior Market for the Preferred Securities. The Preferred Securities may trade at prices that do not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder of Preferred Securities that disposes of its Preferred Securities between record dates for payments of Distributions (and consequently does not receive a Distribution from the Trust for the period prior to such disposition) will nevertheless be required to include accrued but unpaid interest on the Subordinated Debentures through the date of disposition in income as ordinary income and to add such amount to its adjusted tax basis in its pro rata share of the underlying Subordinated Debentures deemed disposed of. Such holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than its adjusted tax basis (which will include all accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Material Federal Income Tax Consequences -- Disposition of Preferred Securities."

     There is no current public market for the Preferred Securities. Although application has been made to have the Preferred Securities approved for quotation on the American Stock Exchange, there can be no assurance that an active public market will develop for the Preferred Securities or that, if such market develops, the market price will equal or exceed the public offering price set forth on the cover page of this Prospectus. The public offering price for the Preferred Securities has been determined through negotiations between the Company and the Underwriters. Prices for the Preferred Securities will be determined in the marketplace and may be influenced by many factors, including prevailing interest rates, the liquidity of the market for the Preferred Securities, the financial condition of the Company, investor perceptions of the Company and general industry and economic conditions. In addition, notwithstanding the registration of the Preferred Securities, holders who are "affiliates" of the Company or the Trust as defined under Rule 405 of the Securities Act may publicly offer for sale or resell the Preferred Securities only in compliance with the provisions of Rule 144 under the Securities Act.

RISK FACTORS RELATING TO THE COMPANY

     Dependence on Primary Geographic Markets; Credit Risk, & Loan Concentration. The financial condition of the Company is primarily dependent on economic conditions in the Atlanta metropolitan area. The majority of deposits gathered originate from the Company's Atlanta-based banking branches. Over the past five years, the Company has experienced significant growth in its construction, acquisition and development and permanent single-family residential mortgage loan portfolios. The largest component of the Company's loan portfolio is residential permanent mortgages held for sale. These loans are originated through the Company's mortgage banking operations. As of March 31, 1998, these loans represented $332.6 million or 38% of the Company's net loan portfolio. Of the total loans held for sale, $46.9 million were mortgages on properties in the metropolitan Atlanta area, and $285.7 million were mortgages on homes located outside of metropolitan Atlanta. The Company's portfolio of single-family residential mortgage loans (held to maturity) was $193.0 million at March 31, 1998, which is the second largest component of the loan portfolio representing 22.0% of the Company's net loan portfolio.

     Construction loans comprise the third largest component of the Company's loan portfolio. At March 31, 1998, construction and acquisition and development loans constituted 18.6% of the Company's loan portfolio and totaled $162.5 million. Construction and acquisition and development loans in the metropolitan Atlanta area totaled $86.3 million or 9.9%, and $76.2 million or 8.8% of net loans receivable, including loans held for sale, were loans on property located outside of metropolitan Atlanta. Construction loans frequently involve greater risks than permanent mortgage loans primarily due to (i) the credit worthiness of construction borrowers in general, (ii) the potential risks associated with securing permanent financing and (iii) general market conditions in the housing industry.

     While management believes the economy in metropolitan Atlanta is generally healthy and has experienced above average growth, adverse changes in economic conditions in metropolitan Atlanta could adversely impact the Company's growth and financial performance. Although the Company's problem assets as a percentage of total assets was 1.3% as of March 31, 1998, there is a risk that the quality of the Company's loan portfolio could decline, particularly as a result of the rapid growth in loans and the concentration of construction loans.

     Reliance on Residential Mortgage Originations to Produce Fee Income. The market for residential mortgages is highly volatile and an increase in interest rates could have a material adverse effect on both non-interest income and interest income and in the growth of the Company's residential mortgage portfolio. In addition, a substantial portion of the Company's non-interest income has been derived from gains on the sale of mortgage loans and mortgage production fees consisting of proceeds from the sale of mortgage servicing rights, gains on sale of mortgage loans, loan origination fees and discount points. Due to the cyclical nature of residential mortgage originations, there can be no assurance that the Company will be able to sustain recent levels of gains on the sale of mortgage loans and mortgage production fees.

     Litigation Regarding Mortgage Origination Division. Two individuals and a corporation controlled by them who were formerly parties to an agreement with the Bank for the operation of the Bank's Prime Lending Division have brought an action against the Bank alleging violations of the agreement by the Bank. The complaint, as now amended, seeks, among other things, (i) a declaration that the Agreement was terminated "without cause" and that, pursuant to the Agreement, the Plaintiffs have the right to purchase the assets of Prime at 75% of fair market value; (ii) alleged unpaid profits from Prime's operations (in an amount estimated by the Plaintiffs to equal approximately $450,000); (iii) a determination that the term "assets," as used in connection with the Plaintiffs' alleged purchase option in the Agreement, includes all loans carried as assets on the books of the Bank that were originated by Prime (the "Prime Loans") and that the Plaintiffs would not be required to assume or net against the Prime Loans any corresponding liability incurred by the Bank in connection with the Prime Loans; (iv) consequential damages in excess of $20 million, which represents the Plaintiffs' assessment of the loss they suffered by the Bank's refusal to sell to the Plaintiffs Prime's assets under Plaintiffs' definition of "assets" (i.e., including such loans); and (v) unspecified punitive damages and attorneys fees. An adverse decision could also result in the Bank ceasing origination of permanent mortgages and construction loans from the 11 Prime Lending Division offices outside the metropolitan Atlanta area and being contractually prohibited for two years from originating conforming residential loans secured by property located within 25 miles of any Prime Lending Division office. A significant damage award could have a material adverse effect on the financial condition of the Bank and, correspondingly, the Company. See Business Strategy -- "Recent
Developments -- Pending Litigation."

     Interest Rate Sensitivity. The profitability of the Company depends to a large extent upon its net interest income, which is the difference between interest income and interest expense. The net interest income of the Company could be adversely affected if, for example, changes in market interest rates resulted in the cost of interest-bearing liabilities increasing faster than the increase in the yield on the interest-earning assets. Additionally, increasing interest rates could have an adverse impact on house sales which could negatively impact construction lending and permanent mortgage originations.

     Holding Company Investments. As a unitary thrift holding company, the Company is permitted to make investments which national bank holding companies are not permitted to make. Those activities are concentrated in the Company's two subsidiaries, EREA and EBCG. Approximately $27.6 million, or 2.4%, of the Company's total assets as of March 31, 1998 were invested in six real estate development projects in the metropolitan Atlanta area. The Company intends to acquire and develop real estate on a limited basis in metropolitan Atlanta where the zoning and market conditions are understood and the return is commensurate with the risk taken. Real estate development also is subject to the associated risk related to delays in the construction and development, lot absorption, financing availability and failure of properties to perform as expected. Additionally, EBCG has invested $10.7 million, or 0.9%, of Company's total assets as of March 31, 1998 in mezzanine financing loans. Each of these loans represents a second mortgage on a commercial real estate property. While the returns expected from these investments are greater than traditional commercial real estate loans, they are subject to the associated risk related to a higher loan to value, construction occupancy and general economic conditions.

     Status of the Company as a Thrift Holding Company. The Company is a legal entity separate and distinct from its subsidiaries, although the principal source of the Company's cash revenues is dividends from its subsidiaries. The right of the Company to participate in the assets of any subsidiary upon the subsidiary's liquidation, reorganization or otherwise (and thus the ability of the holders of the Preferred Securities to benefit indirectly from any such distribution) will be subject to the claims of the subsidiaries' creditors, which will take priority except to the extent that the Company may itself be a creditor with a recognized claim. In addition, certain regulations limit the amount of dividends that may be paid by the Bank without prior regulatory approval. See "Business Strategy -- Recent Developments."

     Competition. The Company's subsidiaries face substantial competition for loans and deposits as well as other sources of funding in the communities they serve. Competitors include other national and state banks, thrifts and trust companies, insurance companies, mortgage banking operations, credit unions, finance companies, money market funds and other financial and non-financial companies which may offer products functionally equivalent to those offered by the Company's subsidiaries. Many competing providers have greater financial resources than the Company and offer services within and outside the market areas served by the Company's subsidiaries.

     Developments in Technology. The market for financial services, including banking services, is increasingly effected by advances in technology, including developments in telecommunications, data processing, computers, automation, internet-based banking, telebanking, debit cards and so-called "smart cards." The ability of the Company to compete successfully in its markets may depend on the extent to which it is able to exploit such technological changes. Additionally, the Bank is responsible for ensuring that its in-house processing and service providers and software vendors are fully compliant with the year 2000 requirements. The Bank has identified and developed plans for all mission critical applications including those provided by third party vendors; however, additional expenses may be incurred if problems are encountered which were not previously identified. The ability of the Company to compete successfully in its markets may depend on the extent to which it is able to exploit technological changes and test and modify its systems as required to meet the challenges of the year 2000. There can be no assurance that the development of these or any other new technologies or the Company's success or failure in anticipating or responding to such developments will materially affect the Company's business, financial condition and operating results. Based upon the year 2000 plan developed by management, the Company expects that it will require less than $1 million in additional capital expenditures to be fully compliant with year 2000 requirements.

                                  THE COMPANY

     The Company is a unitary savings and loan holding company which owns and operates the Bank, EREA and EBCG. The Company has grown total assets to $1.1 billion at March 31, 1998, making it one of the largest financial institutions headquartered in metropolitan Atlanta. The Bank is a federally chartered stock savings and loan association organized in 1956 and based in Tucker, Georgia, a suburb of Atlanta. The Bank serves the metropolitan Atlanta area through 15 full service banking offices. As a unitary thrift holding company, the Company is permitted, under current regulations, to engage in activities in which bank holding companies may not legally engage. To capitalize on this advantage, the Company formed EREA in 1991 to perform real estate brokerage and development activities and formed EBCG in 1997 to provide mezzanine financing that is not readily available from traditional commercial banking sources.

     Growth in the metropolitan Atlanta area and ongoing consolidation of the financial services industry have resulted in significant recent increases in loans, deposits and customers at the Bank. In February 1996, the Company sold 1,435,000 shares of common stock, raising $21.5 million of additional capital to support growth in deposits and permitted investments by the Company. The Company also has benefited from industry consolidation by hiring experienced banking executives and acquiring surplus local branches. On March 26, 1997, the Company acquired Southern Crescent Financial Corp and its wholly owned subsidiary, Southern Crescent Bank, with total assets of $150 million and four full-service branches in the rapidly growing markets of the south metropolitan Atlanta area. Simultaneously, Southern Crescent Bank was merged with and into the Bank. The acquisition also enhanced the Company's commercial lending capabilities. Since the Company's last offering, total assets have grown from $558 million at December 31, 1995 to $1.1 billion at March 31, 1998, or 105.9%. Deposits have grown from $332 million to $779 million, or 134.6%, and the Company's total loan portfolio, which includes loans held for sale, has increased from $381 million to $868 million, or 128.2%.

                               BUSINESS STRATEGY

LONG TERM GROWTH STRATEGY

     Management believes the best way to maximize long-term shareholder value is to continue to improve financial performance and operating efficiency and to continue to grow market share in the metropolitan Atlanta area. Management intends to continue to pursue allied businesses permitted by its unitary thrift holding company status. The Company's long-term strategy is focused on increasing shareholder value by creating competitive advantages in targeted business niches which include community banking, mortgage banking and real estate development.

     Community Banking. Based on total assets as of March 31, 1998, the Bank is one of the largest financial institutions headquartered in the metropolitan Atlanta area. The Bank has a significant strategic opportunity as one of Atlanta's leading community banks. Management believes that the Bank is well positioned to continue to build franchise value by increasing market share in the metropolitan Atlanta area. The Bank's asset size and legal lending limit per borrower permit it to serve small and middle market customers more effectively than many smaller Atlanta community banks. The Bank's competitive advantage is its ability to provide a full range of financial products with personalized service and local decision making, which typically are not available from financial institutions headquartered out of state. Additionally, management believes that many local borrowers are being underserved as a result of the recent acquisitions of many of Atlanta's banks and thrifts by large out-of-state banks and that the Bank will continue to build franchise value by increasing market share in the metropolitan Atlanta area.

     Mortgage Banking. The Company creates a strategic advantage by utilizing its experience and historic commitment to construction lending to generate permanent mortgage loan originations. Because of the Company's long-term participation in construction lending and its relationships with its existing homebuilders, it has been able to develop a core business of permanent mortgage originations. The Company has relationships with approximately 165 homebuilders in the Atlanta metropolitan area but does not have any significant loan concentration with any homebuilder or in any particular market area. Over the past year, the

Company has been upgrading the origination and processing systems used in its mortgage banking business to improve customer service and the efficiencies of loan originations and sales. Management is implementing an automated underwriting system for its conforming mortgage loans to continue to improve customer service by providing faster loan decisions. In September 1997, the Company acquired a wholesale mortgage banking business to increase loan originations and improve efficiencies of its mortgage banking operations. The Company sells the majority of its mortgage loans, with servicing released to third party investors.

     Real Estate Development. The Company's experience as a metropolitan Atlanta area real estate lender for over 40 years creates a strategic advantage for its real estate development activities. Local market knowledge and relationships with builders and developers give the Company a unique position to create and evaluate real estate development opportunities. Additionally, the Company's real estate investments and brokerage activities have contributed increasing incremental income to the Company since 1995.

STRATEGIC BUSINESS PLAN

     The Company reviews and updates its Strategic Business Plan quarterly. Having reached $1.1 billion in assets, the Company has the capability to provide a broad array of financial services to consumers and small and medium sized businesses that consider personalized service and local decision making to be an important component of a banking relationship. The Company's plan is focused upon five basic principles:

     Improving Financial Performance and Operating Efficiencies. The Company's ability to increase market share in the rapidly growing metropolitan Atlanta area has produced dynamic growth in total assets. Continued rapid growth, however, has impacted operating efficiencies. To mitigate this impact and provide for future growth, the Bank has converted its core and branch processing systems to a data processing environment comparable to that of commercial banks. Therefore, over the past year, the Company has incurred increased capital expenditures, data processing costs, training expenses and consulting fees with the goal of strategically building the infrastructure necessary to support future growth. This system increases capacity and provides enhanced customer information.

     Management has undertaken a number of initiatives to improve core earnings. These initiatives are designed to continue to improve customer service and operating efficiency while increasing fee income and controlling expenses and include:

     - Changing the deposit mix by emphasizing demand deposit accounts, which has the effect of lowering the cost of funds and increasing fee income. The Bank intends to cross-sell borrowers to increase their demand deposit accounts and require multiple account relationships in order to earn a higher interest rate on certificates of deposit.

     - Converting the core and branch processing systems from off-site data processing systems to on-site data processing systems. The conversion was completed in February 1998, at which time the Bank changed to a new item processing environment to provide increased capacity to service transaction accounts and allow branch staff to more effectively serve business customers. The systems use a data warehouse to analyze customer profitability information for front line employees and provide the foundation of the Bank's relationship management program.

     - Developing new products to increase fee income from existing customers. These initiatives include a plan to offer insurance products to builders, small businesses and mortgage customers.

     - Acquiring a wholesale mortgage banking operation to increase loan origination volume, increase the efficiency of mortgage banking operations and add diversity to the Bank's sources of mortgage loans. The acquisition occurred in September 1997 and has included implementation of technology and operating systems such as an automated underwriting system. These technology and operating improvements are now being implemented in the retail mortgage operation.

     - Implementing initiatives to improve efficiency and control noninterest expense. Management has initiated cost control measures by renegotiating communications, facilities maintenance and courier contracts to take advantage of increased size. Additionally, management is developing a new branch staffing model to achieve improved branch efficiencies.

     - Developing an extensive profitability analysis for each line of business and office. For the year ending March 31, 1998, a number of offices did not cover their costs of operation. Management has identified those offices which currently are not able to meet profitability goals and has instituted a plan designed to increase overall profitability.

     Continuing to Grow Market Share in Metropolitan Atlanta. Management believes that consolidation in the banking industry is causing an increasing number of customers to consider local decision making an important issue in choosing a financial institution. The Bank will use personalized service in a traditional branch setting to position itself as a leading community bank in the metropolitan Atlanta banking market. The Bank's new data warehouse provides customer and household profitability information that enhances its ability to cross-sell the Bank's services and increase its overall profitability.

     The Company is pursuing three approaches to increase market share. First, it intends to sell more products to its existing customers through its relationship banking program. Management is utilizing enhanced customer information and is training employees to search for opportunities to provide financial solutions to the Bank's customers and is enhancing the products and services offered to existing mortgage and deposit customers. Second, it is developing new customers in its existing markets through an aggressive marketing communications and direct mail program. Third, it is continuing to evaluate opportunities to expand market share through acquisitions.

     The following table sets forth information regarding total deposits at June 30 of each of the years reported for the metropolitan Atlanta, Georgia market and for the Bank. At March 31, 1998 deposits for the Bank were $779 million, or 34.5% greater than deposits at June 30, 1997 as reported by the Federal Deposit Insurance Corporation.

                                                 METROPOLITAN ATLANTA DEPOSIT DATA          COMPOUND
                                                            AT JUNE 30,                      ANNUAL
                                          -----------------------------------------------    GROWTH
                                           1993      1994      1995      1996      1997       RATE
                                          -------   -------   -------   -------   -------   --------
                                                       (DOLLARS IN MILLIONS)
Metropolitan Atlanta Deposits...........  $35,682   $36,956   $39,312   $42,178   $45,501     6.27%
Deposits of the Bank....................      271       353       403       502       579    20.90
Market Share of the Bank................      .76       .96      1.03      1.19      1.27    13.70

     Developing New Sources of Income. The Company will continue to pursue allied businesses permitted by its unitary thrift holding company status. The Company formed EBCG last year to provide financing to borrowers that have the potential for significant growth, adequate collateral coverage and experienced management teams with significant equity ownership. Management will focus on making loans with equity features and will identify investment opportunities through the Bank's customer base as well as a referral network comprised of venture capitalists, investment bankers, attorneys and accountants. As of March 31, 1998, the Company has invested $10.7 million in mezzanine financing for twelve affiliated LLC's that operate extended stay hotels.

     EREA recently formed Eagle Residential Realty to market lots in the Company's developments. EREA continues to identify investment opportunities as a result of its local market knowledge in metropolitan Atlanta. EREA's contribution to the Company's income has steadily increased since 1995.

     The following table summarizes the activities of EREA for the periods presented.

                                                                          REAL ESTATE ACTIVITY
                                                                 AS OF AND FOR THE YEAR ENDED MARCH 31,
                                                             -----------------------------------------------
                                                              1994      1995      1996      1997      1998
                                                             -------   -------   -------   -------   -------
                                                                         (DOLLARS IN THOUSANDS)
Investment in real estate..................................  $     0   $ 6,620   $12,962   $25,828   $27,595
Gain on sales of investments in real estate................        0         0       697     1,377     2,160
Real estate commissions, (net).............................      176       143       165       405       510
Rental income..............................................        0         0         0       353       773

     Utilizing Technology to Enhance the Company's Operating Results and Capitalize on New Business Opportunities. The Company converted its data and check processing systems from a traditional thrift system to a system comparable to a commercial bank. The data processing systems provide significant capacity for future growth and enhance the Company's ability to provide timely and cost efficient customer service. The new processing systems use a data warehouse to identify customers with the highest profit improvement potential and allow relationship managers to identify financial products which may be offered to existing customers to increase the Bank's profitability. The Company will use technology to implement alternate product delivery methods by expanding its call center, providing cash management products for small businesses and implementing automatic underwriting in its mortgage and retail lending operation. The long term plan contemplates the addition of PC Banking capabilities.

     The Company is implementing an integrated mortgage banking loan origination system. This system together with the automated underwriting system will be fully operational in the Bank's wholesale mortgage banking group and will be implemented throughout its retail mortgage group. This new system will increase efficiency of the retail and wholesale groups and can significantly reduce the time and number of documents required to process mortgage loans.

     Being the "Bank of Choice" for the Small Business Community. Personal relationships and local decision-making are important considerations to small and medium sized businesses. The Company's size allows it to offer a full range of products and services to business customers with a level of personal service that exceeds service provided by larger financial institutions. The Company recruited experienced bankers to expand its Small Business Administration ("SBA") and commercial lending areas and to offer a complete array of financing including SBA guaranteed loans, asset based loans to finance receivables and inventory, plant and headquarters expansion, as well as to identify mezzanine financing opportunities for rapidly growing businesses.

RECENT DEVELOPMENTS


     Pending Litigation. In November 1992, the Bank acquired certain assets from the Resolution Trust Corporation, which included four mortgage loan origination facilities. The Bank then entered into an Operating Agreement (the "Agreement") with two individuals and a corporation controlled by them (collectively, the "Plaintiffs"), to form the Prime Lending Division ("Prime"). Under the Agreement, the individual Plaintiffs became employees of the Bank, and the Plaintiffs' compensation was to include a percentage of the net profits to be calculated after allocating expenses and overhead to Prime. In mid-1997, a disagreement arose with respect to the allocation of expenses to Prime, which led to the filing by the Plaintiffs of a lawsuit on December 5, 1997 alleging that the Bank had improperly calculated the profits due them under the Agreement since April 1997. In January 1998, the Bank terminated the Agreement with the Plaintiffs "for cause." The Bank also maintains that its calculation of the profits and losses was proper.


     The complaint as amended seeks, among other things (i) a declaration that the Agreement was terminated "without cause" and that, pursuant to the Agreement, the Plaintiffs have the right to purchase the assets of Prime at 75% of fair market value; (ii) alleged unpaid profits from Prime's operations (in an amount estimated by the Plaintiffs to equal approximately $450,000); (iii) a determination that the term "assets," as used in connection with the Plaintiffs' alleged purchase option in the Agreement, includes all loans carried as assets on the books of the Bank that were originated by Prime (the "Prime Loans") and that the Plaintiffs would not be required to assume or net against the Prime Loans any corresponding liability incurred by the

Bank in connection with the Prime Loans; (iv) consequential damages in excess of $20 million, which represents the Plaintiffs' assessment of the loss they suffered by the Bank's refusal to sell to the Plaintiffs Prime's assets under Plaintiffs' definition of "assets" (i.e., including such loans); and (v) unspecified punitive damages and attorneys fees. The Bank strongly denies all of Plaintiffs' allegations, including the Plaintiffs' allegation that they have the right to purchase the assets of Prime. Further, the Bank specifically disputes Plaintiffs' contention that all loans originated by Prime constitute "assets" of Prime.

     The Bank believes that the Plaintiffs are not entitled to purchase the Prime Loans and that the only assets that the Plaintiffs may be permitted to purchase are the tangible and intangible assets of Prime. At March 31, 1998, Prime's tangible assets had a collective book value estimated to be approximately $1.2 million, which could be purchased at 75% of fair market value under the Agreement. Although the Bank does not believe that Plaintiffs have the contractual right to purchase the Prime Loans, the Bank contends that if the court determines that the Plaintiffs do have a right to purchase the Prime Loans, the Plaintiffs must assume the liabilities associated with such loans (including funding expenses). The Agreement specifically provides that, if Plaintiffs purchase the assets of Prime, they must "assume all obligations associated with the [Prime Lending] Division."

     If Plaintiffs are successful in obtaining a declaration that they are entitled to purchase the assets of Prime (or if the Bank agrees to compromise this case with the Plaintiffs), the Bank may cease originating permanent mortgages and construction loans from the 11 Prime offices situated outside the metropolitan Atlanta area. The Agreement provides that, if Plaintiffs purchase the assets of Prime, the Bank shall refrain for two years from originating conforming residential loans secured by property located within 25 miles of any Prime office. The Company does not believe that such cessation of operations would have a material adverse effect upon its or the Bank's business or operations. Based on the Bank's calculations for the 12 months ending March 31, 1998. However, as a result of expenses attributable thereto, the Bank sold approximately $500 million permanent single family mortgage loans originated by Prime. Prime's permanent mortgage origination business incurred a pretax loss of $200,000. The Bank estimates that during the same period construction loans originated by Prime have generated pretax income of approximately $1.5 million. Pending the outcome of the litigation, the Bank will continue to operate Prime's mortgage loan origination business. In addition, the Bank believes it can replace loans originated by Prime through its other existing operations, including the Wholesale Mortgage Division of the Bank.

     Pending Legislation. On May 13, 1998, the House of Representatives passed the Financial Services Act of 1998, H.R. 10, originally introduced in early 1997 by Representative Jim Leach, Chairman of the Banking Company of the United States House of Representatives. Pursuant to the Act, existing unitary thrift holding companies prior to March 31, 1998 could continue to engage in all activities which were permitted prior to the Act. Activities of the Company in connection with real estate development and related activities are permissible for a unitary thrift under the current law and as amended by the Act but would not be permissible for a bank holding company. The Act also would provide for
(1) creation of financial holding companies which under certain circumstances may engage in a broad variety of financial services activities not permitted for banking holding companies under the current law and (2) for broader insurance and securities powers for financial institutions, subject to the implementation of regulations.

     Stockholder Proposal. On March 18, 1998, the Company received written notice from J.C. Serrato, Jr., M.D., a beneficial owner of Common Stock of the Company, of his intent to present a proposal at the next Annual Meeting of Stockholders of the Company. The stockholder proposal for inclusion in the Company's 1998 Proxy Statement "recommends that the Board of Directors of the Company take steps to achieve a sale, merger or other acquisition of the Company." The Board of Directors unanimously opposes the current proposal and has recommended that the shareholders vote against it. J.C. Serrato, Jr., M.D. has made two previous proposals, the first in 1993 involved a proposal to elect a slate of two directors in opposition to the slate of directors proposed by the Board of Directors of the Company and a second proposal in 1994 recommending the Board of Directors eliminate the Shareholder Protection Rights Agreement. Neither proposal was approved by the stockholders of the Company.

                              ACCOUNTING TREATMENT

     The Trust will be treated, for financial reporting purposes, as a subsidiary of the Company and, accordingly, the accounts of the Trust will be included in the consolidated financial statements of the Company. All future reports of the Company filed under the Exchange Act will (i) present the Trust Securities issued by the Trust on the balance sheet as a separate line item entitled "Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures," (ii) include in a footnote to the financial statements disclosure that the sole assets of the Trust are the Subordinated Debentures (including the outstanding principal amount, interest rate and maturity date of such Subordinated Debentures), and (iii) include in a footnote to the financial statements disclosure that the Company owns all of the Common Securities of the Trust, the sole assets of the Trust are the Subordinated Debentures, and the back-up obligations, in the aggregate constitute a full and unconditional guarantee by the Company of the obligations of the Trust under the Preferred Securities.

                                USE OF PROCEEDS

     The proceeds to the Trust from the sale of the Preferred Securities offered hereby will be used by the Trust to purchase the Subordinated Debentures issued by the Company. The net proceeds to the Company from the sale of Subordinated
Debentures offered hereby are estimated to be approximately $          million
($          million if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting commission and estimated offering expenses. The Company intends to use the net proceeds as follows: (i) approximately $10 million will be contributed to the Bank to increase the Bank's capital ratios to support growth, provide working capital and increase the Bank's regulatory capital from "adequately capitalized" to "well capitalized" as defined by the OTS, and (ii) the balance will be used to repay existing debt, invest in investment grade preferred securities of other issuers and for general corporate purposes. The precise amount and timing of the application of such net proceeds used for such corporate purposes will depend on the funding requirements and availability of other funds to the Company. Pending such application by the Company, net proceeds may be temporarily invested in short-term interest-bearing securities. The portion of the net proceeds that the Company contributes to the Bank will qualify as Tier 1 or core capital to the Bank under the risk-based capital guidelines of the OTS.

     Indebtedness of $4.2 million with a weighted average interest rate of 8.5%, which matures in November 1999, will be repaid with no prepayment penalty. The debt was incurred to purchase land currently being developed for one of the Company's real estate projects. The Company may invest a portion of the proceeds in investment grade preferred equity securities which offer tax benefits through a dividend received deduction. These investments will be purchased to provide future liquidity and a tax benefit which increases the taxable equivalent yield. Preferred stock investments will be considered "held for sale" enabling the Company to sell the securities to fund the future growth of its subsidiaries. Investments will be made only in accordance with the Company's Investment Policy and concentrations in a single issuer will not exceed 5% of stockholder's equity. Market conditions which drive the availability of investment opportunities and the Company's investment policy limitations may restrict the funds used to invest in this type of security.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of the Company as of March 31, 1998, and as adjusted to give effect to the consummation of the offering of the Preferred Securities offered hereby and the application of the net proceeds thereof as if the sale of the Preferred Securities had been consummated on March 31, 1998. The following data should be read in conjunction with the financial information included in the documents incorporated by reference. See "Incorporation of Certain Documents by Reference" and "Use of Proceeds."

                                                                           AS OF
                                                                      MARCH 31, 1998
                                                              -------------------------------
                                                                           AS ADJUSTED FOR
                                                                         PREFERRED SECURITIES
                                                               ACTUAL          ISSUANCE
                                                              --------   --------------------
                                                                  (DOLLARS IN THOUSANDS)
Total long-term debt........................................  $115,520         $115,520
Guaranteed preferred beneficial interests in the Company's
  subordinated debentures...................................         0           25,000
Shareholders' equity:
  Common stock; $1.00 par value; 10,000,000 authorized
     shares; 6,037,100 shares issued........................     6,037            6,037
Additional paid in capital..................................    37,336           37,336
Unrealized gain on securities available for sale............       838              838
Retained earnings...........................................    32,028           32,028
Employee stock ownership trust note payable.................      (165)            (165)
Unamortized restricted stock................................      (296)            (296)
Treasury stock (301,800 shares at cost).....................    (1,076)          (1,076)
                                                              --------         --------
Total shareholders' equity..................................    74,702           74,702
                                                              --------         --------
          Total capitalization..............................  $190,222         $215,222
                                                              ========         ========

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The summary below should be read in conjunction with the financial information included in the Company's Annual Report on Form 10-K for the year ended March 31, 1998. See "Available Information," "Incorporation of Certain Documents by Reference" and "Selected Consolidated Financial Data."

                                                               AS OF AND FOR THE YEAR ENDED MARCH 31,
                                                       ------------------------------------------------------
                                                         1994       1995       1996       1997        1998
                                                       --------   --------   --------   --------   ----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED RESULTS OF OPERATIONS:
Interest income......................................  $ 32,026   $ 39,618   $ 52,625   $ 63,785   $   71,900
Interest expense.....................................    14,276     18,502     28,821     33,629       40,007
Net interest income..................................    17,750     21,116     23,804     30,156       31,893
Provision for loan losses............................     1,034        643      1,000      2,652        2,601
Noninterest income...................................     9,984      7,282     10,853     12,911       16,349
Noninterest expenses.................................    17,746     20,164     24,468     34,901       35,391
Income before income taxes...........................     8,954      7,591      9,189      5,514       10,250
Net income...........................................     5,462      4,881      6,219      3,746        7,210
PER COMMON SHARE:
Earnings per common share -- basic...................  $   1.40   $   1.21   $   1.46   $   0.68   $     1.27
Earnings per common share -- diluted.................      1.36       1.18       1.40       0.66         1.23
Dividends declared...................................      0.24       0.36       0.42       0.56         0.60
Book value per share.................................      9.54      10.25      12.03      11.99        13.03
Average common shares outstanding -- basic...........     3,889      4,032      4,251      5,528        5,691
Average common shares outstanding -- diluted.........     4,004      4,126      4,430      5,705        5,839
SELECTED BALANCE SHEET DATA:
Total assets.........................................  $419,136   $568,678   $736,384   $823,882   $1,149,483
Securities available for sale........................    36,730     33,160    105,988     96,921      104,736
Investment securities held to maturity...............    68,816     76,578     55,341     51,907       58,138
Loans held for sale..................................    23,641     41,220     92,552     62,882      332,592
Loans receivable, net................................   271,356    364,491    410,843    515,749      535,732
Reserve for loan losses..............................     4,791      4,704      5,464      5,198        6,505
Investment in real estate............................        --      6,620     12,962     25,828       27,595
Deposits.............................................   334,361    386,353    458,458    557,724      778,975
FHLB advances and other borrowings...................    31,394    120,688    174,337    153,805      240,855
Stockholders' equity.................................    38,137     41,637     66,448     67,874       74,702
PERFORMANCE RATIOS:
Return on average assets.............................      1.32%      1.01%      0.99%      0.49%        0.83%
Return on average equity.............................     16.31      12.33      13.32       5.55        10.00
Net interest margin -- taxable equivalent............      4.59       4.81       4.20       4.37         4.11
Equity to assets.....................................      9.10       7.32       9.02       8.24         6.50
Efficiency ratio.....................................     63.99      71.01      70.60      81.04        73.36
ASSET QUALITY DATA:
Total non-accrual loans..............................  $  1,890   $    994   $  6,317   $  7,866   $    7,948
Potential problem loans..............................     2,652      2,963      4,329      2,503        4,009
Total non-accrual and problem loans..................     4,542      3,957     10,646     10,369       11,957
Real estate owned, net...............................     1,273      1,139      1,344      2,074        2,947
Total problem assets.................................     5,815      5,096     11,990     12,443       14,904
Total problem assets/Total assets....................      1.39%      0.90%      1.63%      1.51%        1.30%
Total problem assets/Loans receivable, net (plus
  reserves)..........................................      2.11       1.38       2.88       2.39         2.75
Reserve for loan losses/Total problem assets.........     82.39      92.31      45.57      41.77        43.65
Ratio of net charge-offs to average loans............      0.06       0.22       0.05       0.55         0.21
FIXED CHARGE COVERAGE RATIOS:
Ratio of earnings to fixed charges(1)
  Excluding interest on deposits.....................      4.42x      2.81x      2.12x      1.63x        1.97x
  Including interest on deposits.....................      1.62       1.41       1.32       1.16         1.25
CAPITAL RATIOS (TUCKER FEDERAL BANK):
Leverage capital.....................................      8.89%      6.56%     10.14%      6.72%        4.59%
Tier 1 capital.......................................     10.34       8.37      11.76      10.14         7.47
Total capital........................................     11.53       9.44      12.65      11.08         8.31

---------------
(1) The consolidated ratio of earnings to fixed charges has been computed by dividing income before tax plus fixed charges by fixed charges. Fixed charges represent all interest expense and the interest factor in rent expense (ratios are presented both excluding and including interest on deposits). Interest expense (other than on deposits) includes interest on federal funds purchased and securities sold under agreements to repurchase, Federal Home Loan Bank advances, and other borrowed funds.

                                   THE TRUST


     The Trust is a statutory business trust formed under Delaware law pursuant to (i) a Trust Agreement, dated as of July 2, 1998, executed by the Company, as depositor, the administrative trustees and the Delaware Trustee of the Trust (together with the Property Trustee, the "Trustees"), and (ii) a Certificate of Trust filed with the Secretary of State of the State of Delaware on July 2, 1998. The initial Trust Agreement will be amended and restated in its entirety substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part and as so amended and restated is referred to herein as the "Trust Agreement". The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. The Company will acquire all of the Common Securities which will represent an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuance of an Event of Default (as defined herein) under the Trust Agreement resulting from a Debenture Event of Default, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of the Preferred Securities -- Subordination of Common Securities." The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures issued by the Company, and (iii) engaging in only those other activities necessary, convenient, or incidental thereto. The Subordinated Debentures will be the only assets of the Trust, and payments under the Subordinated Debentures will be the only revenue of the Trust. The Trust has a term of 31 years, but may terminate earlier as provided in the Trust Agreement. The principal executive office of the Trust is 4305 Lynburn Drive, Tucker, Georgia 30084 and its telephone number is (770) 908-6400.



     The number of the Trustees will, pursuant to the Trust Agreement, initially be four. Two of the trustees, C. Jere Sechler, Jr., Chairman, President and Chief Executive Officer, and Richard B. Inman, Jr., Treasurer and Secretary, of the Company, will be administrative trustees (the "Administrative Trustees"). The third trustee, the Property Trustee, will be a financial institution that is unaffiliated with the Company, which trustee will serve as institutional trustee under the Trust Agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act. SunTrust Bank, Atlanta, a state chartered trust company organized under the laws of Georgia will be the Property Trustee until removed or replaced by the holder of the Common Securities. For purposes of compliance with the provisions of the Trust Indenture Act, SunTrust Bank, Atlanta, also will act as trustee under the Guarantee (the "Guarantee Trustee") and as Debenture Trustee (as defined herein) under the Indenture. The fourth trustee will be an entity that maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). Wilmington Trust Company, a Delaware chartered trust company, will act as Delaware Trustee.


     The Property Trustee will hold title to the Subordinated Debentures for the benefit of the holders of the Trust Securities and in such capacity will have the power to exercise all rights, powers and privileges under the Indenture. The Property Trustee will also maintain exclusive control of a segregated noninterest-bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debentures for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of Distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the holder of all the Common Securities, will have the right to appoint, remove or replace any Trustee and to increase or decrease the number of the Trustees. The Company will pay all fees and expenses related to the Trust and the offering of the Trust Securities.

     The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities."

                    DESCRIPTION OF THE PREFERRED SECURITIES

     The Preferred Securities and the Common Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Property Trustee will act as indenture trustee for the Preferred Securities under the Trust Agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Trust Agreement and those made part of the Trust Agreement by the Trust Indenture Act and the Trust Act. The following summary of the material terms and provisions of the Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Agreement, the Trust Act, and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

     Pursuant to the terms of the Trust Agreement, the Administrative Trustees, on behalf of the Trust, will issue the Trust Securities. All of the Common Securities will be owned by the Company. The Preferred Securities will represent preferred undivided beneficial interests in the assets of the Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption, liquidation or otherwise over the Common Securities, as well as other benefits as described in the Trust Agreement. The Trust Agreement does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust.

     The Preferred Securities will be limited to $25,000,000 aggregate Liquidation Amount outstanding (or $28,750,000 if the underwriters' over-allotment option described under the heading "Underwriting" is exercised by the Underwriters). The Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities, except as described under "-- Subordination of Common Securities." Legal title to the Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Guarantee executed by the Company for the benefit of the holders of the Preferred Securities will be a guarantee on a subordinated basis with respect to the Preferred Securities, but will not guarantee payment of Distributions or amounts payable on redemption, liquidation or otherwise of such Preferred Securities when the Trust does not have funds on hand available to make such payments. The Guarantee Trustee will hold the Guarantee for the benefit of the Holders of the Preferred Securities. See "Description of the Guarantee."

     If the Company does not make interest payments on the Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent the Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company. See "Description of the Guarantee."

DISTRIBUTIONS

     Payment of Distributions.  Distributions on each Preferred Security will be
payable at the annual rate of                % of the stated Liquidation Amount
of $25.00, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, to the holders of the Preferred Securities on the relevant record dates (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). The record date will be the 15th day of the month in which the relevant Distribution Date occurs. Distributions will accumulate from the date of original issuance. The first Distribution Date for the Preferred Securities will be September 30, 1998. The amount of Distributions payable for any period will be computed on the basis of a 360- day year of twelve 30-day months. Except as provided in the following sentence, the amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in such period. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions, interest or other payment in respect of any such delay), in each case with the same force and effect as if made on the date such payment was originally due and payable. "Business Day" means any day other than a Saturday or Sunday, or a day on which banking institutions in the City of Atlanta, Georgia are authorized or required by law, executive order or regulation to remain closed or a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.


     Extended Interest Payment Period. The Company has the right under the Indenture, so long as no Event of Default has occurred and is continuing, to an Extended Interest Payment Period which, if exercised, would defer quarterly Distributions on the Preferred Securities during any such Extended Interest Payment Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the rate per annum
of                % thereof, compounded quarterly from the relevant Distribution
Date (to the extent permitted by applicable law). "Distributions," as used herein, includes any such additional Distributions. The right to defer the payment of interest on the Subordinated Debentures is limited, however, to a period not exceeding 20 consecutive quarters and no Extended Interest Payment Period may extend beyond the Stated Maturity of the Subordinated Debentures. During any such Extended Interest Payment Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (other than the reclassification of any class of the Company's capital stock into another class of capital stock), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extended Interest Payment Period, the Company may further defer the payment of interest; provided that such Extended Interest Payment Period may not exceed 20 consecutive quarters, end on a day other than an Interest Payment Date or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extended Interest Payment Period and the payment of all amounts then due, the Company may elect to begin a new Extended Interest Payment Period, subject to the above requirements. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extended Interest Payment Period, but the Company may prepay at any time all or any portion of the interest accrued during an Extended Interest Payment Period.


     The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures.

     Source of Distributions. The funds of the Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of its Trust Securities. See "Description of the Subordinated Debentures." Distributions will be paid through the Paying Agent (who initially will be the Property Trustee) who will hold amounts received in respect of the Subordinated Debentures in the Property Account for the benefit of the holders of the Trust Securities. If the Company does not make interest payments on the Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent the Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company. See "Description of the Guarantee."

     Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of holders of the Preferred Securities on the relevant record dates, which date will be the 15th day of the month in which the relevant Distribution Date occurs. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described above under "-- Distributions -- Payment of Distributions."

REDEMPTION OR EXCHANGE

     General. The Subordinated Debentures will mature on the Stated Maturity. The Company will have the right to redeem the Subordinated Debentures (i) on or after September 30, 2003, in whole at any time or in part from time to time, or
(ii) at any time, in whole (but not in part), within 180 days following the occurrence of a Capital Event, a Tax Event, or an Investment Company Event. A redemption or repayment at the Stated Maturity of the Subordinated Debentures would cause a mandatory redemption of a Like Amount (as defined herein) of the Preferred Securities and Common Securities at the Redemption Price. The Company will not have the right to purchase the Subordinated Debentures, in whole or in part, from the Trust until after September 30, 2003, except if a Capital Event, a Tax Event, or an Investment Company Event has occurred and is continuing. If a partial redemption of the Subordinated Debentures would result in the delisting of the Preferred Securities issued by the Trust from the American Stock Exchange or any national securities exchange or other organization on which the Preferred Securities are then listed, the Company will not be permitted to effect such partial redemption and may only redeem the Subordinated Debentures in whole. See "Description of the Subordinated Debentures -- General."

     Mandatory Redemption. Upon the repayment or redemption, in whole or in part, of any Subordinated Debentures, whether at the Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption will be applied by the Property Trustee to redeem a Like Amount of the Trust Securities, upon not less than 30 nor more than 60 days' notice (the "Redemption") equal to the aggregate Liquidation Amount of such Trust Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption Date"). See "Description of the Subordinated Debentures Redemption or Exchange." If less than all of the Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption will be allocated to the redemption of the Trust Securities pro rata.

     Distribution of Subordinated Debentures. The Company will have the right at any time to dissolve, wind-up or terminate the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, cause the Subordinated Debentures to be distributed to the holders of Trust Securities in liquidation of the Trust. See "-- Liquidation Distribution Upon Termination."

     Capital Event, Tax Event or Investment Company Event Redemption. If a Capital Event, a Tax Event or an Investment Company Event in respect of the Trust Securities occurs and is continuing, the Company has the right to redeem the Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of such Trust Securities in whole (but not in part) at the Redemption Price within 180 days following the occurrence of such Capital Event, Tax Event or Investment Company Event. In the event a Capital Event, a Tax Event or an Investment Company Event in respect of the Trust Securities has occurred and the Company does not elect to redeem the Subordinated Debentures and thereby causes a mandatory redemption of such Trust Securities or to liquidate the Trust and cause Subordinated Debentures to be distributed to holders of such Trust Securities in liquidation of the Trust as described below under "-- Liquidation Distribution Upon Termination," such Preferred Securities will remain outstanding and Additional Interest (as defined herein) may be payable on the Subordinated Debentures.

     "Additional Interest" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Trust on the outstanding Trust Securities will not be reduced as a result of any additional taxes, duties, assessments and other governmental charges to which the Trust has become subject as a result of a Tax Event.

     "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount equal to that portion of the principal amount of Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of the Trust, Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Subordinated Debentures are distributed. Each Subordinated Debenture distributed pursuant to clause

(ii) above will carry with it accumulated interest in an amount equal to the accumulated and unpaid interest then due on such Subordinated Debenture.

     "Liquidation Amount" means the stated amount of $25.00 per Trust Security.

     After the liquidation date fixed for any distribution of Subordinated Debentures for Preferred Securities (i) such Preferred Securities will no longer be deemed to be outstanding, and (ii) any certificates representing Preferred Securities will be deemed to represent the Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

     There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of the Trust were to occur. The Preferred Securities that an investor may purchase, or the Subordinated Debentures that an investor may receive on dissolution and liquidation of the Trust, may, therefore, trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

     Preferred Securities redeemed on each Redemption Date will be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Subordinated Debentures. Redemptions of the Preferred Securities will be made and the Redemption Price will be payable on each Redemption Date only to the extent that the Trust has funds on hand available for the payment of such Redemption Price. See "-- Subordination of Common Securities."

     If the Trust gives a notice of redemption in respect of its Preferred Securities, then the Property Trustee, to the extent funds are available, will deposit with the paying agent for the Preferred Securities funds sufficient to pay the aggregate Redemption Price and will give the paying agent for the Preferred Securities irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption will be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption will have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price and any Distribution payable on or prior to the Redemption Date, but without interest, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distribution, interest or other payment in respect of any such delay) with the same force and effect as if made on such date except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Trust, or by the Company pursuant to the Guarantee, Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by the Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price. See "Description of the Guarantee."

     Subject to applicable law (including, without limitation, United States federal securities law) and further provided, that the Company has not and is not continuing to exercise its right to defer interest payments, the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender in the open market or by private agreement.

     Payment of the Redemption Price on the Preferred Securities and any distribution of Subordinated Debentures to holders of Preferred Securities will be made to the applicable record holders thereof as they appear on the register for the Preferred Securities on the relevant record date, which date will be the date 15 days prior to the Redemption Date.

     If less than all of the Trust Securities are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Trust Securities to be redeemed will be allocated pro rata to the Trust Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed will be selected by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $25.00 or an integral multiple of $25.00 in excess thereof) of the Liquidation Amount of Preferred Securities of a denomination larger than $25.00. The Property Trustee will promptly notify the registrar for the Preferred Securities in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities will relate to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Trust Securities to be redeemed at its registered address. Unless the Company defaults in payment of the Redemption Price on the Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on such Subordinated Debentures or portions thereof (and Distributions will cease to accrue on the related Preferred Securities or portions thereof) called for redemption.

SUBORDINATION OF COMMON SECURITIES

     Payment of Distributions on, and the Redemption Price of, the Preferred Securities and Common Securities, as applicable, will be made pro rata based on the Liquidation Amount of the Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default has occurred and is continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, will be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the outstanding Preferred Securities then called for redemption, will have been made or provided for, and all funds available to the Property Trustee will first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

     In the case of any Event of Default resulting from a Debenture Event of Default, the Company as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until the effect of all such Events of Default with respect to the Preferred Securities has been cured, waived or otherwise eliminated. Until any such Events of Default under the Trust Agreement with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Preferred Securities and not on behalf of the Company, as holder of the Common Securities, and only the holders of the Trust Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

     The Company will have the right at any time to dissolve, wind-up or terminate the Trust and cause the Subordinated Debentures to be distributed to the holders of the Trust Securities.

     If the Company, while a holder of Common Securities, dissolves the Trust prior to the Stated Maturity of the Subordinated Debentures and the dissolution of the Trust is deemed to constitute the redemption of capital instruments by the Applicable Bank Regulatory Authority under its risk-based capital guidelines or policies, the dissolution of the Trust by the Company may be subject to the prior approval of the Applicable Bank Regulatory Authority. Moreover, any changes in applicable law or changes in the Applicable Bank

Regulatory Authority's risk-based capital guidelines or policies could impose a requirement on the Company that it obtain the prior approval of the Applicable Bank Regulatory Authority to dissolve the Trust.

     Pursuant to the Trust Agreement, the Trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of
(i) certain events of bankruptcy, dissolution or liquidation of the Company,
(ii) the distribution of a Like Amount of the Subordinated Debentures to the holders of its Trust Securities, if the Company, as depositor, has given written direction to the Property Trustee to dissolve the Trust (which direction is optional and wholly within the discretion of the Company, as depositor), (iii) redemption of all of the Preferred Securities as described under "Description of the Preferred Securities -- Redemption or Exchange -- Mandatory Redemption," or
(iv) the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

     Upon expiration or early termination as described in clause (i), (ii) or
(iv) of the preceding paragraph or upon the end of its term, the Trust will be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities will be paid on a pro rata basis. The Company, as the holder of the Common Securities, will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that, if a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities. See "-- Subordination of Common Securities."

     Under current United States federal income tax law and interpretations and assuming, as expected, that the Trust is treated as a grantor trust, a distribution of the Subordinated Debentures should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Preferred Securities. See "Material Federal Income Tax Consequences -- Receipt of Subordinated Debentures or Cash Upon Liquidation of the Trust." If the Company elects neither to redeem the Subordinated Debentures prior to maturity nor to liquidate the Trust and distribute the Subordinated Debentures to holders of the Preferred Securities, the Preferred Securities will remain outstanding until the repayment of the Subordinated Debentures.

     If the Company elects to liquidate the Trust and thereby causes the Subordinated Debentures to be distributed to holders of the Preferred Securities in liquidation of the Trust, the Company will continue to have the right to shorten or extend the maturity of such Subordinated Debentures, subject to certain conditions. See "Description of the Subordinated Debentures -- General."

     There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Subordinated Debentures that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

LIQUIDATION VALUE

     The amount of the Liquidation Distribution payable on the Preferred Securities in the event of any liquidation of the Trust is $25.00 per Preferred Security plus accrued and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Subordinated Debentures, subject to certain exceptions. See "-- Liquidation Distribution Upon Termination."

EVENTS OF DEFAULT; NOTICE

     Any one of the following events constitutes an event of default under the Trust Agreement (an "Event of Default") with respect to the Preferred Securities (whatever the reason for such Event of Default and whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          (i) the occurrence of a Debenture Event of Default (see "Description of the Subordinated Debentures -- Debenture Events of Default"); or

          (ii) default by the Trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

          (iii) default by the Trust in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

          (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Trust Agreement (other than a covenant or warranty, a default in the performance of which or the breach of which is dealt with in clauses (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Trustee(s) by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

          (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.


     Within five Business Days after receipt by the Property Trustee of notice of the occurrence of any Event of Default, the Property Trustee will transmit notice of such Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the Company, as depositor, unless such Event of Default has been cured or waived. The Company, as depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.


     If a Debenture Event of Default has occurred and is continuing, the Trust Securities will have a preference over the Common Securities upon termination of the Trust. See "-- Liquidation Distribution Upon Termination." The existence of an Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

REMOVAL OF THE TRUSTEES

     Unless a Debenture Event of Default has occurred and is continuing, any Trustee may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities. In no event, however, will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting right is vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of a Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

     Unless an Event of Default has occurred and is continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the Company, as the holder of the Common Securities, will have the power to appoint one or more Persons (as defined in the Trust Agreement) either to act as a co- trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or, to the extent required by law, to act as separate trustee of any such Trust Property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone will have the power to make such appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

     Any Person into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural Person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Trustee is a party, or any Person succeeding to all or substantially all the corporate trust business of such Trustee, will be the successor of such Trustee under the Trust Agreement, provided such Person is otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

     The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below. The Trust may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, the Property Trustee or the Delaware Trustee, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the Preferred Securities, or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee in its capacity as the holder of the Subordinated Debentures,
(iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, if any (including, if applicable, the American Stock Exchange, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (v) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an "investment company" under the Investment Company Act, and
(vi) the Company owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Trust will not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other Person or permit any other Person to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

     Except as provided below and under "Description of the Guarantee -- Amendments and Assignment" and "Removal of the Trustees " and as otherwise required by the Trust Act and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

     If any Distributions payable on the Preferred Securities are in arrears for six quarterly periods, the holders of the Preferred Securities, voting separately as a class with any other preferred securities having similar voting rights, will be entitled at the next regular or special meeting of the shareholders of the Company to elect two directors to the Board of Directors of the Company. Such voting rights will continue until such time as the Distribution arrearage on the Preferred Securities has been paid in full. The affirmative consent of the holders of at least 66 2/3% of the outstanding Preferred Securities will be required by the Trust for amendments to the Trust Agreement that would affect adversely the rights or privileges of the holders of the Preferred Securities.

     The Trust Agreement may be amended from time to time by the Company, the Property Trustee, the Delaware Trustee and the Administrative Trustees, without the consent of the holders of the Preferred Securities (i) with respect to acceptance of appointment by a successor trustee, (ii) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement (provided such amendment is not inconsistent with the other provisions of the Trust Agreement), or (iii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as is necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (ii), such action may not adversely affect in any material respect the interests of any holder of Trust Securities, and any such amendments of the Trust Agreement will become effective when notice thereof is given to the holders of Trust Securities. The Trust Agreement may be amended by the Trustees and the Company with (i) the consent of holders representing not less than a majority in the aggregate Liquidation Amount of the outstanding Trust Securities, and (ii) receipt by the Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trustees in accordance with such amendment will not affect the Trust's status as a grantor trust for United States federal income tax purposes or the Trust's exemption from status as an "investment company" under the Investment Company Act. Notwithstanding anything in this paragraph to the contrary, without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to (a) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date, or (b) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

     The Trustees will not, so long as any Subordinated Debentures are held by the Property Trustee, (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to the Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures will be due and payable, or (iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Debentures, where such consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture requires the consent of each holder of Subordinated Debentures affected thereby, no such consent will be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Trustees may not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee will notify each holder of Preferred Securities of any notice of default with respect to the Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Trustees must obtain an opinion of counsel experienced in such matters to the effect that the Trust will continue to be classified as a grantor trust and will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

     Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement.

     No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel its Preferred Securities in accordance with the Trust Agreement.

     Notwithstanding the fact that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Trustees or any affiliate of the Company or any Trustee, will, for purposes of such vote or consent, be treated as if they were not outstanding.

FORM, DENOMINATION, BOOK-ENTRY PROCEDURES AND TRANSFER

     The Preferred Securities to be issued in the offering may be transferred or exchanged in the manner and at the offices described below.

     The Preferred Securities to be issued in the offering initially will be represented by one or more Preferred Securities in registered, global form (collectively, the "Global Preferred Securities"). The Global Preferred Securities will be deposited upon issuance with the Property Trustee as custodian for The Depository Trust Company ("DTC"), and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC, as described below.

     Except as set forth below, the Global Preferred Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Preferred Securities may not be exchanged for certificated Preferred Securities except in the limited circumstances described under "-Exchange of Book-Entry Preferred Securities for Certificated Preferred Securities" below. In addition, transfer of beneficial interests in the Global Preferred Securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

     Depository Procedures. DTC has advised the Trust and the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Trust and the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Preferred Securities, DTC will credit the accounts of Participants on behalf of purchasers of the Preferred Securities with portions of the Liquidation Amount of the Global Preferred Securities and (ii) ownership of such interests in the Global Preferred Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Preferred Securities).

     Investors in the Global Preferred Securities may hold their interests therein directly through DTC if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Preferred Security may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own.

     Consequently, the ability to transfer beneficial interests in a Global Preferred Security to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Preferred Security to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Preferred Securities, see "Exchange of Book -- Entry Preferred Securities for Certificated Preferred Securities."

     Except as described below, owners of interests in the Global Preferred Securities will not have Preferred Securities registered in their name, will not receive physical delivery of certificated Preferred Securities and will not be considered the registered owners or holders thereof under the Trust Agreement for any purpose.

     Payments in respect of the Global Preferred Security registered in the name of DTC or its nominee will be payable by the Property Trustee to DTC in its capacity as the registered holder under the Trust Agreement. Under the terms of the Trust Agreement, the Property Trustee will treat the persons in whose names the Preferred Securities, including the Global Preferred Securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Property Trustee nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Preferred Securities, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Preferred Securities or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Trust and the Company that its current practice, upon receipt of any payment in respect of securities such as Preferred Securities, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in Liquidation Amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Preferred Securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Property Trustee, the Trust or the Company. Neither the Trust nor the Company nor the Property Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Preferred Securities, and the Trust or the Company and the Property Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     DTC has advised the Trust and the Company that it will take any action permitted to be taken by a holder of Preferred Securities only at the direction of one or more Participants to whose account with DTC interests in the Global Preferred Securities are credited and only in respect of such portion of the Liquidation Amount of the Preferred Securities as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Trust Agreement, DTC reserves the right to exchange the Global Preferred Securities for certificated Preferred Securities and to distribute such Preferred Securities to its Participants.

     The information in this section concerning DTC and book-entry systems has been obtained from sources that the Trust and the Company believe to be reliable, but neither the Trust nor the Company takes responsibility for the accuracy thereof.


     Exchange of Book-Entry Preferred Securities for Certificated Preferred Securities. A Global Preferred Security is exchangeable for certificated Preferred Securities if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depository for the Global Preferred Security and the Company thereupon fails to appoint a successor depository within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act and the Company thereupon fails to appoint a successor depository within 90 days, (ii) the Company in its sole discretion elects to cause the issuance of the Preferred Securities in certificated form or (iii) there shall have occurred and be continuing an Event of Default. In all cases, certificated Preferred Securities delivered in exchange for any Global Preferred Security or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

PAYMENT AND PAYING AGENTS

     Payments in respect of the Preferred Securities held in global form shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable Distribution Dates or, in respect of the Preferred Securities that are not held by DTC, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent for the Preferred Securities will initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The paying agent for the Preferred Securities may resign as paying agent upon 30 days' written notice to the Administrative Trustees, Property Trustee and the Company. In the event that the Property Trustee no longer is the paying agent for the Preferred Securities, the Property Trustee will appoint a successor (which must be a bank or trust company reasonably acceptable to the Administrative Trustees and the Company) to act as paying agent.

REGISTRAR AND TRANSFER AGENT

     The Property Trustee will act as the registrar and the transfer agent for the Preferred Securities. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent Person would exercise or use in the conduct of his or her own affairs. Subject to the Trust Agreement, and if the matter is not one on which holders of Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee will take such action as is directed by the Company and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. The Company and the Administrative Trustees are authorized, in this connection, to take any action, not inconsistent with applicable law, the certificate of trust of the Trust (the "Certificate of Trust") or the Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, so long as such action does not materially adversely affect the interests of the holders of the related Preferred Securities.

     Holders of the Preferred Securities have no preemptive or similar rights.

     The Trust Agreement and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

                   DESCRIPTION OF THE SUBORDINATED DEBENTURES


     Concurrently with the issuance of the Preferred Securities, the Trust will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Subordinated Debentures issued by the Company. The Subordinated Debentures will be issued as unsecured debt under the
Indenture, to be dated as of July   , 1998, between the Company and SunTrust
Bank, Atlanta, the Debenture Trustee (the "Indenture"). The Indenture will be qualified as an indenture under the Trust Indenture Act. The following summary of the material terms and provisions of the Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture and to the Trust Indenture Act. Wherever particular defined terms of the Indenture are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.


GENERAL

     The Subordinated Debentures will be limited in aggregate principal amount to approximately $25,773,196 (or $29,639,175 if the over-allotment option described under the heading "Underwriting" is exercised by the Underwriters), such amount being the sum of the aggregate stated Liquidation Amount of the Trust Securities. The Subordinated Debentures will bear interest at the annual
rate of      % of the principal amount thereof, payable quarterly in arrears on the Interest Payment Date beginning September 30, 1998, to the Person (as defined in the Indenture) in whose name each Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the 15th day of the last month of the calendar quarter. It is anticipated that, until the liquidation, if any, of the Trust, the Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the Trust Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Except as provided in the following sentence, the amount of interest payable for any period shorter than a full quarterly period for which interest is computed, will be computed on the basis of the actual number of days elapsed in such period. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on the date such payment was originally due and payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law)
at the rate per annum of      % thereof, compounded quarterly. The term
"interest," as used herein, includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Interest, as applicable. The Subordinated Debentures will mature on September 30, 2028, the Stated Maturity.

     The Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary, including the Bank, upon any such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Subordinated Debentures to benefit indirectly from such distribution), is subject to the prior claim of creditors of such subsidiary, except to the extent that the Company may itself be recognized as a creditor of such subsidiary. At March 31, 1998, the Company and its Subsidiaries had total liabilities (excluding liabilities owed to the Company) of approximately $1.1 billion. The Subordinated Debentures will, therefore, be effectively subordinated to all existing and future liabilities of the subsidiaries, and holders of Subordinated Debentures should look only to the assets of the Company for payments on the Subordinated Debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, Subordinated Debt and Additional Senior Obligations, whether under the Indenture or any existing indenture or other indenture that the Company may enter into in the future or otherwise. See "-- Subordination."

     In addition, as the Company is a non-operating holding company, almost all of the operating assets of the Company are owned by the Company's subsidiaries. The Company relies primarily on dividends from such subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations, if any, and corporate expenses. The Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, the Company and certain other affiliates, and on investments in stock or other securities thereof. Such restrictions prevent the Company and such other affiliates from borrowing from the Bank unless the loans are secured by various types of collateral. Further, such secured loans, other transactions and investments by the Bank are generally limited in amount as to the Company and as to each of such other affiliates to 10% of the Bank's capital and surplus and as to the Company and all of such other affiliates to an aggregate of 20% of the Bank's capital and surplus. In addition, payment of dividends to the Company by the Bank is subject to ongoing review by the OTS and is subject to various statutory limitations and in certain circumstances requires prior approval by banking regulatory authorities. Under current regulations, at March 31, 1998, the Bank could not declare additional dividends to the Company without prior regulatory approval. Federal regulatory agencies also have the authority to limit further the Bank's payment of dividends based on other factors, such as the maintenance of adequate capital for the Bank, which could reduce the amount of dividends otherwise payable.

     The Indenture does not contain provisions that afford holders of the Subordinated Debentures protection in the event of a highly leveraged transaction or other similar transaction involving the Company that may adversely affect such holders.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     The Company has the right under the Indenture at any time during the term of the Subordinated Debentures, so long as no Event of Default has occurred and is continuing to defer the payment of interest at any time, or from time to time, for an Extended Interest Payment Period. The right to defer the payment of interest on the Subordinated Debentures is limited, however, to a period, in each instance, not exceeding 20 consecutive quarters and no Extended Interest Payment Period may extend beyond the Stated Maturity of the Subordinated Debentures. At the end of each Extended Interest Payment Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at
the annual rate of                %, compounded quarterly, to the extent
permitted by applicable law). During an Extended Interest Payment Period, interest will continue to accrue and holders of Subordinated Debentures (or the holders of Preferred Securities if such securities are then outstanding) will be required to accrue and recognize income for United States federal income tax purposes. See "Material Federal Income Tax Consequences -- Potential Extension of Interest Payment Period and Original Issue Discount."


     During any such Extended Interest Payment Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (other than the reclassification of any class of the Company's capital stock into another class of capital stock), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extended Interest Payment Period, the Company may further defer the payment of interest; provided that no Extended Interest Payment Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extended Interest Payment Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extended Interest Payment Period subject to the above requirements. No interest will be due and payable during an Extended Interest Payment Period, except at the end thereof, but the Company may prepay at any time all or any portion of the interest accrued during an Extended Interest Payment Period. The Company has no present intention of exercising its rights to defer payments of interest on the Subordinated Debentures. The Company must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of such Extended Interest Payment Period not less than one Business Day prior to the earlier of (i) the next succeeding date on which Distributions on the Trust Securities would have been payable except for the election to begin such Extended Interest Payment Period, or (ii) the date the Trust is required to give notice of the record date, or the date such Distributions are payable, to the American Stock Exchange (or other applicable self-regulatory organization) or to holders of the Preferred Securities, but in any event at least one Business Day prior to such record date. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extended Interest Payment Period.

ADDITIONAL SUMS

     If the Trust or the Property Trustee is required to pay any additional taxes, duties or other governmental charges as a result of the occurrence of a Tax Event, the Company will pay Additional Interest on the Subordinated Debentures as may be required so that the net amounts received and retained by the Trust after paying any such additional taxes, duties or other governmental charges will not be less than the amounts the Trust would have received had such additional taxes, duties or other governmental charges not been imposed.

REDEMPTION OR EXCHANGE

     The Company will have the right to redeem the Subordinated Debentures prior to maturity (i) on or after September 30, 2003, in whole at any time or in part from time to time, or (ii) at any time in whole (but not in part), for cash within 180 days following the occurrence of a Capital Event, a Tax Event or an Investment Company Event, in each case at a redemption price equal to the accrued and unpaid interest in the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. The proceeds of any such redemption will be used by the Trust to redeem the Preferred Securities. If a partial redemption of the Subordinated Debentures would result in the delisting of the Preferred Securities issued by the Trust from the American Stock Exchange or any national securities exchange or other organization on which the Preferred Securities are then listed, the Company will not be permitted to effect such partial redemption and may only redeem the Subordinated Debentures in whole.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Subordinated Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the Redemption Price for the Subordinated Debentures, on and after the redemption date interest ceases to accrue on such Subordinated Debentures or portions thereof called for redemption.

     The Subordinated Debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

     As described under "Description of the Preferred Securities -- Liquidation Distribution Upon Termination," under certain circumstances involving the termination of the Trust, the Subordinated Debentures may be distributed to the holders of the Preferred Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as provided by applicable law. If the Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of the Trust, the Company will use its best efforts to list the Subordinated Debentures on the American Stock Exchange, or stock exchanges, if any, on which the Preferred Securities are then listed. There can be no assurance as to the market price of any Subordinated Debentures that may be distributed to the holders of Preferred Securities.

RESTRICTIONS ON CERTAIN PAYMENTS

     If at any time (i) there has occurred a Debenture Event of Default, (ii) the Company is in default with respect to its obligations under the Preferred Securities Guarantee, or (iii) the Company has given notice of its election of an Extended Interest Payment Period as provided in the Indenture with respect to the Subordinated Debentures and has not rescinded such notice, or such Extended Interest Payment Period, or any extension thereof, is continuing, the Company will not (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (other than the reclassification of any class of the Company's capital stock into another class of capital stock), (b) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated

Debentures (other than payments under the Preferred Securities Guarantee), or
(c) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities.

SUBORDINATION

     The Indenture provides that the Subordinated Debentures issued thereunder are subordinated and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, the holders of Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company before the holders of Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the Subordinated Debentures.

     In the event of the acceleration of the maturity of any Subordinated Debentures, the holders of all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of the Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the Subordinated Debentures.

     No payments on account of principal or interest in respect of the Subordinated Debentures may be made if there has occurred and is continuing a default in any payment with respect to Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company or an event of default with respect to any Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company resulting in the acceleration of the maturity thereof.

     "Debt" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every capital lease obligation of such Person, and (vi) every obligation of the type referred to in clauses (i) through (v) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible for or liable, directly or indirectly, as obligor or otherwise.

     "Senior Debt" means, with respect to the Company, the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Debentures or to other Debt which is pari passu with, or subordinated to, the Subordinated Debentures; provided, however, that Senior Debt will not be deemed to include
(i) any Debt of the Company which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (ii) any Debt of the Company to any of its subsidiaries, (iii) any Debt to any employee of the Company, (iv) any Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the Subordinated Debentures as a result of the subordination provisions of the Indenture would be greater than they otherwise would have been as a result of any obligation of such holders to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject, and (v) any Debt which constitutes Subordinated Debt.

     "Subordinated Debt" means, with respect to the Company, the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other Debt of the Company (other than the Subordinated Debentures).

     "Additional Senior Obligations" means, with respect to the Company, all indebtedness, whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; provided, however, that Additional Senior Obligations do not include claims in respect of Senior Debt or Subordinated Debt or obligations which, by their terms, are expressly stated to be not superior in right of payment to the Subordinated Debentures or to rank pari passu in right of payment with the Subordinated Debentures. For purposes of this definition, "claim" has the meaning assigned thereto in Section 101(4) of the United States Bankruptcy Code of 1978, as amended.

     The Indenture places no limitation on the amount of additional Senior Debt, Subordinated Debt or Additional Senior Obligations that may be incurred by the Company. The Company expects from time to time to incur indebtedness constituting Senior Debt, Subordinated Debt and Additional Senior Obligations. Because the Company is a holding company, the Subordinated Debentures are effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including obligations to depositors of the Bank. The Company and its subsidiaries had total liabilities (excluding liabilities owed to the Company) of approximately $1.1 billion as of March 31, 1998.

FORM, REGISTRATION AND TRANSFER

     If the Subordinated Debentures are distributed to the holders of the Preferred Securities issued in the Offering, the Subordinated Debentures may be represented by one or more global certificates registered in the name of Cede & Co. as the nominee of DTC. The depository arrangements for such Subordinated Debentures are expected to be substantially similar to those in effect for the Preferred Securities issued in the Offering. For a description of DTC and the terms of the depository arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Description of the Preferred Securities -- Form, Denomination, Book -- Entry Procedures and Transfer."

PAYMENT AND PAYING AGENTS

     Payment of principal of and any interest on the Subordinated Debentures will be made initially at the office of the Debenture Trustee in Atlanta, Georgia, except that, at the option of the Company, payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address appears in the register of holders of the Subordinated Debentures, or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the register of holders of the Subordinated Debentures, provided that proper transfer instructions have been received by the regular record date. Payment of any interest on Subordinated Debentures will be made to the Person in whose name such Subordinated Debenture is registered at the close of business on the regular record date for such interest, except in the case of defaulted interest. The Company may at any time designate additional paying agents for the Subordinated Debentures or rescind the designation of any paying agent for the Subordinated Debentures; however, the Company will at all times be required to maintain a paying agent, and each place of payment for the Subordinated Debentures. Notwithstanding the foregoing, so long as the holder of any Subordinated Debentures is the Property Trustee, the payment of the principal of and interest (including compounded interest and Additional Interest, if any) on such Subordinated Debentures held by the Property Trustee may be made at such place and to such account as may be designated by the Property Trustee.

     Any moneys deposited with the Debenture Trustee or any paying agent for the Subordinated Debentures, or then held by the Company in trust, for the payment of the principal of or interest on the Subordinated Debentures and remaining unclaimed for two years after such principal or interest has become due and payable will be repaid to the Company or (if then held in trust by the Company) will be discharged from such trust and the holder of such Subordinated Debenture will thereafter look, as general unsecured creditor, only to the Company for payment thereof.

REGISTRAR AND TRANSFER AGENT

     The Debenture Trustee initially will act as the registrar and the transfer agent for the Subordinated Debentures. Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the registrar. The Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts; provided that the Company maintains a transfer agent. The Company may at any time designate additional transfer agents with respect to the Subordinated Debentures. In the event of any Redemption, neither the Company nor the Debenture Trustee will be required to (i) issue, register the transfer of or exchange Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for Redemption of Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption, or (ii) transfer or exchange any Subordinated Debentures so selected for redemption, except, in the case of any Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

MODIFICATION OF INDENTURE

     The Company and the Debenture Trustee may, from time to time without the consent of the holders of the Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act and making any other change that does not materially adversely affect the rights of any holder of Subordinated Debentures. The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Subordinated Debentures, to modify the Indenture; provided, that no such modification may, without the consent of the holder of each outstanding Subordinated Debenture affected by such proposed modification, (i) extend the fixed maturity of the Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or (ii) reduce the percentage of principal amount of Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture; provided that so long as any of the Preferred Securities remain outstanding, no such modification may be made that requires the consent of the holders of the Subordinated Debentures, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default may be effective, without the prior consent of the holders of at least a majority, and in certain cases all, of the aggregate Liquidation Amount of the Preferred Securities.

DEBENTURE EVENTS OF DEFAULT

     The Indenture provides that any one or more of the following described events with respect to the Subordinated Debentures that has occurred and is continuing constitutes an event of default (each, a "Debenture Event of Default") with respect to the Subordinated Debentures:

          (i) failure for 30 days to pay any interest on the Subordinated Debentures, when due (subject to the deferral of any due date in the case of an Extended Interest Payment Period); or

          (ii) failure to pay any principal on the Subordinated Debentures when due whether at maturity, upon redemption, by declaration or otherwise; or

          (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the Subordinated Debentures; or

          (iv) certain events in bankruptcy, insolvency or reorganization of the Company.

     As described in "Description of the Preferred Securities -- Events of Default; Notice," the occurrence of a Debenture Event of Default will also constitute an Event of Default in respect of the Trust Securities.

     The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee, or the holders of not less than 25% in aggregate outstanding principal amount of the Subordinated Debentures, may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. Should the holders of the Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Preferred Securities will have such right.

     The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

     If a Debenture Event of Default has occurred and is continuing, the Property Trustee will have the right to declare the principal of and the interest on such Subordinated Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Subordinated Debentures.


     The Indenture provides that the Debenture Trustee may withhold notice of a Debenture Event of Default from the holders of the Subordinated Debentures (except a Debenture Event of Default in payment of principal of, or of interest on, the Subordinated Debentures) if the Debenture Trustee considers it in the interest of such holders to do so.


ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE PREFERRED SECURITIES


     If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a Direct Action against the Company for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder. In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. The Company may not amend the Trust Agreement to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. If the right to bring a Direct Action is removed, the Trust may become subject to the reporting obligations under the Exchange Act.


     The holders of the Preferred Securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the Subordinated Debentures except under the circumstances described in the preceding paragraph. See "Description of the Preferred Securities -- Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     The Company may not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, and no Person may consolidate with or merge into the Company or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to the Company, unless (i) in the event the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor

Person expressly assumes by supplemental indenture the Company's obligations on the Subordinated Debentures issued under the Indenture, and (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time, or both, would become a Debenture Event of Default, has occurred and is continuing, and (iii) certain other conditions as prescribed in the Indenture are met.

SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect (except as to the Company's obligations to pay certain sums due pursuant to the Indenture and to provide certain officers' certificates and opinions of counsel described therein) and the Company will be deemed to have satisfied and discharged the Indenture when, among other things, all Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their Stated Maturity within one year or are to be called for redemption and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation.

GOVERNING LAW

     The Indenture and the Subordinated Debentures will be governed by and construed in accordance with the laws of the State of Georgia.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The Debenture Trustee has and is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

     SunTrust Bank, the Debenture Trustee, may serve from time to time as trustee under other indentures or trust agreements with the Company or its subsidiaries relating to other issues of their securities. In addition, the Company and certain of its affiliates may have other banking relationships with SunTrust Bank and its affiliates.

MISCELLANEOUS


     The Company has agreed, pursuant to the Indenture, for so long as Trust Securities remain outstanding, (i) to maintain directly or indirectly 100% ownership of the Common Securities of the Trust (provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities), (ii) to use reasonable efforts to cause the Trust to remain a business trust, except in connection with (a) a distribution of Subordinated Debentures to the holders of the Preferred Securities in liquidation of the Trust, (b) the redemption of all the Trust Securities, or (c) certain mergers, consolidations or amalgamations permitted by the Trust Agreement, and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes and (iv) to use reasonable efforts to cause each holder of Trust Securities to be treated as owning a beneficial interest in the Subordinated Debentures.

                          DESCRIPTION OF THE GUARANTEE


     The Preferred Securities Guarantee will be executed and delivered by the Company concurrently with the issuance of the Preferred Securities for the benefit of the holders of the Preferred Securities. The Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The Guarantee Trustee will act as indenture trustee under the Preferred Securities Guarantee for purposes of complying with the provisions of the Trust Indenture Act. The Guarantee Trustee, SunTrust Bank, Atlanta, will hold the Guarantee for the benefit of the holders of the Preferred Securities. The following summary of the material terms and provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee and the Trust Indenture Act. Wherever particular defined terms of the Guarantee are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.


GENERAL

     The Company will, pursuant to the Guarantee, irrevocably agree to pay in full on a subordinated basis, to the extent set forth therein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the
Guarantee: (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Trust has funds available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption to the extent that the Trust has funds available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of (a) the amount of the Liquidation Distribution, to the extent the Trust has funds available therefor at such time, and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities in liquidation of the Trust. The obligation of the Company to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing the Trust to pay such amounts to such holders.


     The Company and the Trust believe that the obligations of the Company under the Guarantee, the Trust Agreement, the Subordinated Debentures and the Indenture, taken together, fully, irrevocably and unconditionally guarantee all of the Trust's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee."


     The Guarantee will not apply to any payment of Distributions except to the extent the Trust has funds available therefor. If the Company does not make interest payments on the Subordinated Debentures held by the Trust, the Trust will not pay Distributions on the Preferred Securities and will not have funds legally available therefor.

STATUS OF THE GUARANTEE

     The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company in the same manner as the Subordinated Debentures. The Guarantee does not place a limitation on the amount of additional Senior Debt, Subordinated Debt or Additional Senior Obligations that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt, Subordinated Debt and Additional Senior Obligations.

     The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other Person or entity). The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution of the Subordinated Debentures to the holders of the Preferred Securities. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary, including the Bank, upon such subsidiaries' liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent the Company may itself be recognized as a creditor of that subsidiary. The Company's obligations under the Guarantee, therefore, will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and claimants should look only to the assets of the Company for payments thereunder.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the outstanding Preferred Securities. See "Description of the Preferred
Securities -- Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the Guarantee will bind the successors, assigns, receivers, trustees and representatives of the Company and will inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

     An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

     Any registered holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other Person.

     The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee. After default with respect to the Guarantee, the Guarantee Trustee will exercise its rights and powers under the Guarantee using the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of any Preferred Securities, unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

     For information concerning the relationship between SunTrust Bank, the Guarantee Trustee, and the Company, see "Description of the Subordinated Debentures -- Information Concerning the Debenture Trustee."

TERMINATION OF THE GUARANTEE

     The Guarantee will terminate and be of no further force and effect upon (i) full payment of the Redemption Price of the Preferred Securities, (ii) full payment of the amounts payable upon liquidation of the Trust, or (iii) distribution of the Subordinated Debentures to the holders of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee.

GOVERNING LAW

     The Guarantee will be governed by and construed in accordance with the laws of the State of Georgia.

                       EXPENSE AND LIABILITIES AGREEMENT

     The Company will, pursuant to the Agreement as to Expenses and Liabilities entered into by it under the Trust Agreement (the "Expense Agreement"), irrevocably and unconditionally guarantee to each person or entity to whom the Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to the holders of the Preferred Securities or other similar interests in the Trust of the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be. Third party creditors of the Trust may proceed directly against the Company under the Expense Agreement, regardless of whether such creditors had notice of the Expense Agreement.

         RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE SUBORDINATED
                          DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

     Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." The Company and the Trust believe that, taken together, the obligations of the Company under the Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement, and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the Trust under the Preferred Securities. If and to the extent that the Company does not make payments on the Subordinated Debentures, the Trust will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Trust does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of Preferred Securities would be to institute a legal proceeding directly against the Company for enforcement of payment of such Distributions to such holder. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Trust Securities, (ii) the interest rate and interest and other payment dates on the Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities, (iii) the Company will pay for all and any costs, expenses and liabilities of the Trust (except the obligations of the Trust to holders of the Preferred Securities), and (iv) the Trust Agreement further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

     Notwithstanding anything to the contrary in the Indenture, the Company has the right to set off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

     A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other Person. A default or event of default under any Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company would not constitute a default or Event of Default under the Indenture, the Trust Agreement or the Guarantee. In the event, however, of payment defaults under, or acceleration of, Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Subordinated Debentures until such Senior Debt, Subordinated Debt or Additional Senior Obligations have been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Subordinated Debentures would constitute an Event of Default.

LIMITED PURPOSE OF THE TRUST

     The Preferred Securities evidence preferred undivided beneficial interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in Subordinated Debentures. A principal difference between the rights of a holder of a Preferred Security and the rights of a holder of a Subordinated Debenture is that a holder of a Subordinated Debenture is entitled to receive from the Company the principal amount of and interest accrued on Subordinated Debentures held, while a holder of Preferred Securities is entitled to receive Distributions from the Trust (or from the Company under the Guarantee) if and to the extent the Trust has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

     Upon any voluntary or involuntary termination, winding-up or liquidation of the Trust involving the liquidation of the Subordinated Debentures, the holders of the Preferred Securities will be entitled to receive, out of assets held by the Trust after satisfaction of liabilities to creditors as required by applicable law, the Liquidation Distribution in cash. See "Description of the Preferred Securities -- Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company, but entitled to receive payment in full of principal and interest before any shareholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Trust (other than the obligations of the Trust to the holders of its Preferred Securities), the positions of a holder of the Preferred Securities and a holder of the Subordinated Debentures relative to other creditors and to shareholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     In the opinion of Long Aldridge & Norman LLP, counsel to the Company and the Trust the following discussion summarizes the material United States federal income tax considerations that may be relevant to the purchasers of Preferred Securities. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the United States federal income tax treatment of the purchase, ownership, and disposition of Preferred Securities may differ from the treatment described below.

     No attempt has been made in the following discussion to comment on all United States federal income tax matters affecting purchasers of Preferred Securities. Moreover, the discussion generally focuses on holders of Preferred Securities who (i) are individual citizens or residents of the United States, corporations and partnerships created or organized in or under the laws of the United States or any political subdivision thereof, an estate--the income of which is includible in its gross income for United States federal income tax purposes without regard to its source, or a trust if a court within the Untied States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust ("U.S. Holders"), and (ii) who acquire Preferred Securities on their original issue at their offering price and hold Preferred Securities as capital assets. The discussion does not address persons who are not U.S. Holders or all the tax consequences that may be relevant to U.S. Holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. The following summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities.

     EACH PROSPECTIVE INVESTOR SHOULD CONSULT, AND SHOULD RELY EXCLUSIVELY ON, SUCH INVESTOR'S OWN TAX ADVISORS IN ANALYZING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP OR DISPOSITION OF PREFERRED SECURITIES.

CLASSIFICATION OF THE SUBORDINATED DEBENTURES

     The Company intends to take the position that the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company under current law, and, by acceptance of a Preferred Security, each holder covenants to treat the Subordinated Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Subordinated Debentures.

     In 1994, the Internal Revenue Service issued Notice 94-47. In this Notice, the Internal Revenue Service stated that it was concerned with a series of transactions in which instruments had been issued that were "designed to be treated as debt for federal income tax purposes but as equity for regulatory, rating agency, or financial accounting purposes." The Notice further stated that "(u)pon examination, the Service will scrutinize instruments of this type to determine if their purported status as debt for federal income tax purposes is appropriate."

     On April 6, 1998, Enron Corp. filed a Petition in the United States Tax Court contesting the proposed disallowance by the Internal Revenue Service of a deduction claimed by Enron Corp. relating to interest paid with respect to certain instruments ("MIPS") issued in 1993 and 1994. The Tax Court has not rendered an opinion on the deductibility of the interest paid by Enron Corp. The Preferred Securities have certain characteristics that could be viewed as similar to the MIPS involved in the Enron Corp. case.


     There can be no assurance that a Tax Court opinion in the Enron Corp. case, or any similar case, will not result in a Tax Event which would permit the Company to cause a mandatory redemption of the Subordinated Debentures (which shall cause a redemption of the Preferred Securities) before the stated maturity at the Redemption Price. The remainder of this discussion assumes that the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company.

CLASSIFICATION OF THE TRUST

     With respect to the Preferred Securities, Long Aldridge & Norman LLP, counsel to the Company and the Trust, has rendered its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Trust Agreement and Indenture, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be treated as owning an undivided beneficial interest in the Subordinated Debentures, and each holder will be required to include in its gross income each item of income or gain with respect to its allocable share of the Subordinated Debentures.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

     The Company's option to extend the interest payment period on the Subordinated Debentures may cause the indebtedness to be issued with original issue discount ("OID"). Under Treasury regulations (the "Regulations"), a contingency that stated interest will not be timely paid that is "remote" will be ignored in determining whether such debt instrument is issued with OID. As a result of the terms and conditions of the Subordinated Debentures that prohibit certain payments with respect to the Company's capital stock and indebtedness if the Company elects to extend interest payment periods, the Company believes that the likelihood of its exercising its option to defer payments is remote. Based on the foregoing, the Company intends to take the position that the Subordinated Debentures will not be considered to be issued with OID at the time of their original issuance, and accordingly, a holder of Preferred Securities should include in gross income such holder's allocable share of interest on the Subordinated Debentures in accordance with its own method of tax accounting.

     There can be no assurance, however, that the Internal Revenue Service will not successfully contest the Company's position. If the Internal Revenue Service were successful in such a contention, then all of the stated interest payments on the Subordinated Debentures would be treated as OID. In such case, the holders of the Preferred Securities would be required to include OID in income on an economic accrual basis regardless of whether any interest is actually paid or their method of tax accounting, but would not be required to report actual payments of interest as taxable income.

     If Company exercises its option to defer any payment of interest, the Subordinated Debentures would at the time of such exercise be treated as issued with OID, and all stated interest thereafter payable on the Subordinated Debentures would be treated as OID. In such event, the holders of the Preferred Securities would be required to account for the OID as stated in the immediately preceding paragraph. Consequently, a holder of Preferred Securities would be required to include in gross income OID even though the Company would not make any actual interest payments during an Extended Interest Payment Period.

MARKET DISCOUNT AND ACQUISITION PREMIUM

     Holders of Preferred Securities other than a holder who purchased the Preferred Securities upon original issuance may be considered to have acquired their undivided interests in the Subordinated Debentures with "market discount' or "acquisition premium" as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

RECEIPT OF SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

     Under certain circumstances, as described under "Description of the Preferred Securities -- Redemption or Exchange" and "-- Liquidation Distribution Upon Termination," the Subordinated Debentures may be distributed to holders of Preferred Securities upon a liquidation of the Trust. Under current United States federal income tax law, such a distribution would be treated as a nontaxable event to each such holder and would result in such holder having an aggregate tax basis in the Subordinated Debentures received in the liquidation equal to such holder's aggregate tax basis in the Preferred Securities immediately before the distribution. A holder's holding period in the Subordinated Debentures so received in liquidation of the Trust would include the period for which such holder held the Preferred Securities.

     If, however, a Tax Event were to occur based on the Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the Preferred Securities. Under certain circumstances described herein, the Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder would recognize gain or loss as if the holder sold such Preferred Securities for cash. See "Description of the Preferred Securities -- Redemption or Exchange" and "-- Liquidation Distribution Upon Termination."

DISPOSITION OF PREFERRED SECURITIES

     A holder of Preferred Securities that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis for the Preferred Securities and the amount realized on the sale of such Preferred Securities. A Preferred Security holder's adjusted tax basis for the Preferred Securities generally will be its initial purchase price. However, if the Subordinated Debentures are deemed to have been issued initially with OID, or OID results due to the Company's deferral of any interest payment, a Preferred Security holder's adjusted tax basis for the Preferred Securities generally will be its initial purchase price, increased by OID previously included in such holder's gross income to the date of disposition and decreased by distributions and other payments received on the Preferred Securities since the date the Subordinated Debentures are deemed to have OID. Such gain or loss generally will be a capital gain or loss (except to the extent any amount realized is treated as a payment of accrued interest with respect to such holder's pro rata share of the Subordinated Debentures) and will be a short-term, mid-term or long-term capital gain or loss depending on the length of time the Preferred Securities have been held.

     The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder that disposes of its Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Debentures through the date of disposition in income as ordinary income, and to add such amount to its adjusted tax basis in its pro rata share of the underlying Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which basis will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Interest paid on the Subordinated Debentures, or the amount of OID on the Subordinated Debentures, if applicable, deemed held of record by individual citizens or residents of the United States, or certain trusts, estates, and partnerships, will be reported to the Internal Revenue Service ("IRS") on Forms 1099, which forms should be mailed to such holders of Preferred Securities by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax (currently at 31%) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's U.S. federal income tax liability provided the required information is provided to the IRS.

     THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON THE PARTICULAR SITUATION OF A HOLDER OF PREFERRED SECURITIES. HOLDERS OF PREFERRED SECURITIES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE,

LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

                              ERISA CONSIDERATIONS

     Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code ("Plans"), generally may purchase Preferred Securities, subject to the investing fiduciary's determination that the investment in Preferred Securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the Plan.

     In any case, the Company and/or any of its affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person' (within the meaning of Section 4975 of the Code) with respect to certain plans (generally, Plans maintained or sponsored by, or contributed to by, any such persons with respect to which the Company or an affiliate is a fiduciary or Plans for which the Company or an affiliate provides services). The acquisition and ownership of Preferred Securities by a Plan (or by an individual retirement arrangement or other Plans described in Section 4975(e)(1) of the Code) with respect to which the Company or any of its affiliates is considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption.

     As a result, Plans with respect to which the Company or any of its affiliates is a party in interest or a disqualified person should not acquire Preferred Securities unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (an exemption for transactions involving certain insurance company general accounts) or PTCE 96-23 (an exemption for certain transactions determined by an in-house asset manager). Plans or other entities whose assets include Plan assets subject to ERISA or Section 4975 of the Code proposing to acquire Preferred Securities should consult with their own counsel.

     In addition, a Plan fiduciary considering the purchase of Preferred Securities should be aware that the assets of the Trust may be considered "plan assets" for ERISA purposes. Therefore, to avoid certain prohibited transactions under ERISA and the Code that could thereby result, each investing Plan, by purchasing the Preferred Securities, will be deemed to have directed the Trust to invest in the Subordinated Debentures and to have appointed the Property Trustee.

                                  UNDERWRITING

     Pursuant to the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and subject to the terms and conditions thereof, the Underwriters named below, acting through Interstate/Johnson Lane Corporation, Morgan Keegan & Company, Inc., and Sterne Agee & Leach, Inc., as representatives of the several Underwriters (the "Representatives"), have severally agreed to purchase from the Trust the number of Preferred Securities set forth below opposite their respective names.


                                                              NUMBER OF
                    NAME OF UNDERWRITER                        SHARES
                    -------------------                       ---------
Interstate/Johnson Lane Corporation
Morgan Keegan & Company, Inc.
Sterne, Agee & Leach, Inc.
                                                              ---------
          Total.............................................
                                                              ---------


     The several Underwriters have agreed in the Underwriting Agreement, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Representatives have advised the Trust that they propose initially to offer the Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus. After the initial public offering, the public offering price may be changed.

     In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Debentures of the Company, the Underwriting Agreement provides that the Company will pay as compensation to the Underwriters arranging the investment of such proceeds, an amount in
immediately available funds of $          per Preferred Security (or
$          in the aggregate or $          if the Underwriters' over-allotment
option is exercised) for the accounts of the several Underwriters.

     The offering of the Preferred Securities is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the shares.


     The Trust has granted the Underwriters an option to purchase up to an additional 150,000 Preferred Securities at the initial public offering price. Such option, which expires 30 days from the date of this Prospectus, may be exercised solely to cover over-allotments made in connection with the sale of Preferred Securities offered hereby. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Preferred Securities to be purchased by it shown in the table above bears to the total and the Trust and will be obligated pursuant to the option, to sell such shares to the Underwriters. If purchased, the Underwriters will sell such additional shares on the same terms as those on which the shares are being offered.


     To the extent that the Underwriters exercise their option to purchase additional Preferred Securities, the Trust will issue and sell to the Company additional Common Securities and the Company will issue and sell Subordinated Debentures to the Trust in an aggregate principal amount equal to the total aggregate Liquidation Amount of the additional Common Securities being purchased and the additional Preferred Securities being purchased pursuant to the option.

     During a period of 120 days from the date of this Prospectus, neither the Trust nor the Company will, subject to certain exceptions, without the prior written consent of the Representatives, directly or indirectly, sell, offer to sell, grant any option for sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchange into or exercisable for Preferred Securities or Subordinated Debentures or any debt securities substantially similar to the Subordinated Debentures or equity securities substantially similar to the Preferred Securities (except for the Subordinated Debentures and the Preferred Securities offered hereby).

     Application has been made to the have the Preferred Securities approved for quotation on the American Stock Exchange. The offering price and distribution rate have been determined by negotiations among representatives of the Company and the Underwriters, and the offering price of the Preferred Securities may not be indicative of the market price following the offering. The Representatives will have no obligation to make a market in the Preferred Securities, however, and may cease market-making activities, if commenced, at any time.

     The Trust and the Company have agreed to indemnify the Underwriters and controlling persons, if any, against certain liabilities, including liabilities under the Securities Act, or will contribute to payments that the Underwriters or any such controlling persons may be required to make in respect thereof.

                             VALIDITY OF SECURITIES

     Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the formation of the Trust will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel. Certain legal matters for the Company and the Trust, including the validity of the Guarantee and the Subordinated Debentures will be passed upon for the Company and the Trust by Long Aldridge & Norman LLP, counsel to the Company and the Trust. Certain legal matters will be passed upon for the Underwriters by Sutherland, Asbill & Brennan LLP. Long Aldridge & Norman LLP and Sutherland, Asbill & Brennan LLP will rely on the opinion of Richards, Layton & Finger, P.A. with regard to matters pertaining to Delaware law. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Long Aldridge & Norman LLP.

                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiaries, as of March 31, 1998 and 1997 and for each of the three years in the period ended March 31, 1998 incorporated by reference in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

             ------------------------------------------------------
             ------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, EBI CAPITAL TRUST I OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR EBI CAPITAL TRUST I SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................    1
Incorporation of Certain Documents by
  Reference...........................    1
Prospectus Summary....................    3
Risk Factors..........................   12
The Company...........................   20
Business Strategy.....................   20
Accounting Treatment..................   25
Use of Proceeds.......................   25
Capitalization........................   26
Selected Consolidated Financial
  Data................................   27
The Trust.............................   28
Description of the Preferred
  Securities..........................   29
Description of the Subordinated
  Debentures..........................   41
Description of the Guarantee..........   49
Expense and Liabilities Agreement.....   51
Relationship among the Preferred
  Securities, the Subordinated
  Debentures and the Guarantee........   51
Material Federal Income Tax
  Consequences........................   52
ERISA Considerations..................   56
Underwriting..........................   57
Validity of Securities................   58
Experts...............................   58


             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                   1,000,000
                              PREFERRED SECURITIES

                              EBI CAPITAL TRUST I

                                % CUMULATIVE TRUST
                              PREFERRED SECURITIES


                     FULLY AND UNCONDITIONALLY GUARANTEED,

                            AS DESCRIBED HEREIN, BY

                         (EAGLE BANCSHARES, INC. LOGO)

                              -------------------

                                   PROSPECTUS
                              -------------------
                            INTERSTATE/JOHNSON LANE
                                 CORPORATION

                         MORGAN KEEGAN & COMPANY, INC.

                           STERNE, AGEE & LEACH, INC.
                                 July   , 1998

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with this offering are as set forth in the following table:


Securities and Exchange Commission Registration Fee.........  $8,481.25
National Association of Securities Dealers, Inc. Filing
  Fee.......................................................  $ 3,375
American Stock Exchange Listing Fee.........................  $15,000
Blue Sky Qualification Fees and Expenses....................  $   *
Accounting Fees and Expenses................................  $   *
Legal Fees and Expenses.....................................  $   *
Trustees' Fees and Expenses.................................  $   *
Printing and Engraving Expenses.............................  $   *
Miscellaneous...............................................  $   *
          Total.............................................  $   *


---------------

* To be provided by amendment. All amounts other than the Securities and Exchange Commission registration fee, American Stock Exchange listing fee and the National Association of Securities Dealers, Inc. filing fee are estimated.

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 14-2-202(b)(4) of the Georgia Business Corporation Code provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to a corporation or its shareholders for breach of their fiduciary duties as directors. The Section does not, however, authorize a corporation to eliminate or limit the liability of a director for appropriating, in violation of his or her duties, any business opportunity of the corporation, engaging in intentional misconduct or a knowing violation of law, obtaining an improper personal benefit, or authorizing a dividend, stock repurchase or redemption, distribution of assets or other distribution in violation of Section 14-2-640 of the Georgia Business Corporation Code or the articles of incorporation of the corporation.
Section 14-2-202(b)(4) also does not eliminate or limit the right of a corporation or any shareholder to seek an injunction, a rescission or any other equitable (non-monetary) relief in the event of a breach of a director's fiduciary duty. In addition, Section 14-2-202(b)(4) applies only to claims against a director arising out of his or her role as a director and does not relieve a director from liability arising from his or her role as an officer or in any other capacity. Article XVIII of the Company's Articles of Incorporation eliminates the personal monetary liability of directors of the Company to the full extent allowed by Section 14-2-202(b)(4).

     As permitted by the Georgia Business Corporation Code, the Company's Articles of Incorporation provide that the Company shall indemnify its directors and officers for liability incurred by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding (other than actions brought as derivative actions by or in the right of a corporation) in which they may become involved by reason of being a director, officer, employee or agent of the Company. The Articles also provide such indemnity for directors and officers who, at the request of the Company, act as directors, officers, employees or agents of another corporation, partnership, joint venture, trust, or other enterprise. The Articles permit indemnification if a director or officer acted in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Company and, in addition, in criminal actions, if he or she had no reasonable cause to believe his or her conduct to be unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorney's fees) incurred with respect to a proceeding; provided, however, that indemnification of a director or officer in connection with a proceeding by or in the right of the Company is limited to reasonable expenses incurred in connection with the derivative proceeding; and provided, further, that if a director or officer is adjudged liable on the basis that a personal benefit was improperly received, the director or officer will only be entitled to such indemnification for reasonable expenses as a court finds to be proper in accordance with the provisions of Section 14-2-854 of the Georgia Business Corporation Code.

     Section 14-2-852 of the Georgia Business Corporation Code provides that directors and officers who are successful with respect to any claim against them are entitled to indemnification against reasonable expenses as of right. On the other hand, if the charges made in any action are sustained, the determination of whether the required standard of conduct has been met will be made, in accordance with the provisions of Georgia Business Corporation Code Section 14-2-855, by either the Board of Directors or a committee thereof, acting by disinterested members, by special legal counsel or by the shareholders, but shares owned by or voted under the control of directors seeking indemnification may not be voted.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES


EXHIBITS
--------
  1.1*      --   Form of Underwriting Agreement.
  4.1 (a)   --   Restated Articles of Incorporation of the Company (Exhibit 3
                 to the Company's Quarterly Report on Form 10-Q for the
                 quarter ended December 31, 1998)
  4.1 (b)   --   Articles of Amendment to Restated Articles of Incorporation
                 of the Company (Exhibit 3(a) to the Company's Quarterly
                 Report on Form 10-Q for the quarter ended September 30,
                 1991).
  4.1 (c)   --   Articles of Amendment to Restated Articles of Incorporation
                 of the Company (Exhibit 3.1(c) to the Company's Registration
                 Statement on Form S-2 filed with the Securities and Exchange
                 Commission on January 24, 1996, Registration
                 Number 333-00081).
  4.2       --   Bylaws of the Company, as amended (Exhibit 3(b) to the
                 Company's Quarterly Report on Form 10-Q for the quarter
                 ended September 30, 1991).
  4.3*      --   Form of Indenture.
  4.4       --   Form of Subordinated Debenture.
  4.5       --   Certificate of Trust of the Trust dated as of July 2, 1998.
  4.6*      --   Trust Agreement of the Trust dated as of July 2, 1998.
  4.7*      --   Form of Amended and Restated Trust Agreement of the Trust.
  4.8*      --   Form of Common Securities Certificate (included as an
                 exhibit to Exhibit 4.7).
  4.9**     --   Form of Global Preferred Security Certificate of the Trust.
  4.10*     --   Form of Preferred Securities Guarantee Agreement for the
                 Trust.
  4.11*     --   Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 4.7).
  5.1**     --   Opinion of Long Aldridge & Norman LLP as to the validity of the issuance of the Subordinated Debentures.
  5.2**     --   Opinion of Richards, Layton & Finger, P.A., special Delaware counsel, as to the validity of the Preferred Securities to be issued by the Trust.
  8.1**     --   Opinion of Long Aldridge & Norman LLP as to material federal income tax matters.
 12.1*      --   Statement Regarding Computation of Ratio of Earnings to
                 Fixed Charges.
 23.1       --   Consent of Arthur Andersen LLP, Independent Public
                 Accountants.
 23.2**     --   Consent of Long Aldridge & Norman LLP (to be included in
                 their opinions filed herewith as Exhibits 5.1 and 8.1).
 23.3**     --   Consent of Richards, Layton & Finger, P.A. (to be included in their opinion filed herewith as Exhibit 5.2).
 24.1*      --   Power of Attorney.
 25.1**     --   Form T-1 Statement of Eligibility of SunTrust Bank, Atlanta
                 to act as trustee under the Indenture.

EXHIBITS
--------
 25.2**     --   Form T-1 Statement of Eligibility of SunTrust Bank, Atlanta
                 to act as trustee under Amended and Restated Trust
                 Agreement.
 25.3**     --   Form T-1 Statement of Eligibility of SunTrust Bank, Atlanta
                 to act as trustee under the Preferred Securities Guarantee
                 Agreement.


---------------


*  Previously filed.



** To be filed by amendment.


ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under "Item 15 -- Indemnification of Directors and Officers" above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that: (i) for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; (ii) for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (iii) for the purpose of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to the Registration Statement and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucker, State of Georgia, on July 14, 1998.


                                          EAGLE BANCSHARES, INC.


                                          By:   /s/ RICHARD B. INMAN, JR.

                                            ------------------------------------

                                                   Richard B. Inman, Jr.


                                             Director, Secretary and Treasurer



     Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

              /s/ C. JERE SECHLER, JR.*                Chairman of the Board and          July 14, 1998
-----------------------------------------------------    President (Principal Executive
                C. Jere Sechler, Jr.                     Officer)

              /s/ RICHARD B. INMAN, JR.                Director, Secretary and Treasurer  July 14, 1998
-----------------------------------------------------
                Richard B. Inman, Jr.

                /s/ WALTER C. ALFORD*                  Director                           July 14, 1998
-----------------------------------------------------
                  Walter C. Alford

                                                       Director                            July  , 1998
-----------------------------------------------------
                 Richard J. Burrell

              /s/ WELDON A. NASH, JR.*                 Director                           July 14, 1998
-----------------------------------------------------
                 Weldon A. Nash, Jr.

                                                       Director                            July  , 1998
-----------------------------------------------------
                 George G. Thompson

                  /s/ LUANN DURDEN*                    Chief Financial Officer            July 14, 1998
-----------------------------------------------------    (Principal Financial and
                    Luann Durden                         Accounting Officer)

*By:         /s/ RICHARD B. INMAN, JR.
-----------------------------------------------------
                 Richard B. Inman, Jr.
                  Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Trust certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Amendment No. 1 to the Registration Statement and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucker, State of Georgia on July 14, 1998.


                                          EBI CAPITAL TRUST I


                                          By:   /s/ RICHARD B. INMAN, JR.

                                            ------------------------------------

                                               Richard B. Inman, Jr., Trustee

                                 EXHIBIT INDEX


   *1.1   -- Form of Underwriting Agreement.
    4.1(a)-- Restated Articles of Incorporation of the Company (Exhibit 3
             to the Company's Quarterly Report on Form 10-Q for the
             quarter ended December 31, 1988).
    4.1(b)-- Articles of Amendment to Restated Articles of Incorporation
             of the Company (Exhibit 3(a) to the Company's Quarterly
             Report on Form 10-Q for the quarter ended September 30,
             1991).
    4.1(c)-- Articles of Amendment to Restated Articles of Incorporation
             of the Company (Exhibit 3.1(c) to the Company's Registration
             Statement on Form S-2 filed with the Securities and Exchange
             Commission on January 24, 1996, Registration Number
             333-00081).
    4.2   -- Bylaws of the Company, as amended (Exhibit 3(b) to the
             Company's Quarterly Report on Form 10-Q for the quarter
             ended September 30, 1991).
   *4.3   -- Form of Indenture.
    4.4   -- Form of Subordinated Debenture.
    4.5   -- Certificate of Trust of the Trust dated as of July 2, 1998.
   *4.6   -- Trust Agreement of the Trust dated as of July 2, 1998.
   *4.7   -- Form of Amended and Restated Trust Agreement of the Trust.
   *4.8   -- Form of Common Stock Securities Certificate (included as an exhibit to Exhibit 4.7).
  **4.9   -- Form of Global Preferred Security Certificate of the Trust.
   *4.10  -- Form of Preferred Securities Guarantee Agreement for the
             Trust.
   *4.11  -- Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 4.7).
  **5.1   -- Opinion of Long Aldridge & Norman LLP as to the validity of the issuance of the Subordinated Debentures.
  **5.2   -- Opinion of Richards, Layton & Finger, P.A., special Delaware counsel, as to the validity of the Preferred Securities to be issued by the Trust.
  **8.1   -- Opinion of Long Aldridge & Norman LLP as to material federal income tax matters.
  *12.1   -- Statement Regarding Computation of Ratio of Earnings to
             Fixed Charges.
   23.1   -- Consent of Arthur Andersen LLP, Independent Public
             Accountants.
 **23.2   -- Consent of Long Aldridge & Norman LLP (to be included in their opinions filed herewith as Exhibits 5.1 and 8.1).
 **23.3   -- Consent of Richards, Layton & Finger, P.A. (to be included in their opinion filed herewith as Exhibit 5.2).
  *24.1   -- Power of Attorney.
 **25.1   -- Form T-1 Statement of Eligibility of SunTrust Bank to act as
             trustee under the Indenture.
 **25.2   -- Form T-1 Statement of Eligibility of SunTrust Bank, Atlanta
             to act as trustee under Amended and Restated Trust
             Agreement.
 **25.3   -- Form T-1 Statement of Eligibility of SunTrust Bank, Atlanta
             to act as trustee under the Preferred Securities Guarantee
             Agreement.


---------------


*  Previously filed.


** To be filed by amendment.